The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and are not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-185646

SUBJECT TO COMPLETION, DATED OCTOBER 1, 2013

Preliminary Prospectus Supplement
(To the Prospectus Dated January 9, 2013)

                   Shares

Common Stock

We are offering               shares of our common stock, $0.01 par value per share, pursuant to this prospectus supplement and the accompanying prospectus.

Our common stock is listed and traded on The NASDAQ Global Select Market, or the “NASDAQ,” under the symbol “BDGE.” On September 30, 2013, the last reported sale price of our common stock on the NASDAQ was $21.50 per share.

Investing in our common stock involves risks. Please carefully read the “Risk Factors” beginning on page S-10 of this prospectus supplement, and the documents incorporated by reference in this prospectus supplement, for a discussion of certain factors that you should consider before making your investment decision.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to Bridge Bancorp, Inc.	$	$

The underwriters have the option to purchase up to           additional shares of common stock at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.

None of the Securities and Exchange Commission, any state securities commission, the Board of Governors of the Federal Reserve System or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy, completeness or accuracy of this prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

These securities are not deposits, savings accounts, or other obligations of a bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The underwriters expect to deliver the common stock in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about                  , 2013.

Sole Book-Running Manager

Co-Manager

The date of this prospectus supplement is October     , 2013.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell our securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and any documents incorporated by reference herein is accurate as of their respective dates. However, our business, financial condition, results of operations, and prospects may have changed since those dates. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from or in addition to the information in that prospectus.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters, and also updates and adds to the information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information about us, our common stock and other securities that we may offer from time to time, some of which may not apply to this offering.  You should read this prospectus supplement and the accompanying prospectus with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” Generally, when we refer to this “prospectus” we mean this prospectus supplement together with the accompanying prospectus.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

We are offering to sell shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

In this prospectus supplement, unless otherwise expressly stated or the context otherwise requires, the terms “we,” “us,” the “Company,” and “our” refer to Bridge Bancorp, Inc. and our subsidiaries on a consolidated basis. References to the “Bank” refer to The Bridgehampton National Bank, Bridgehampton, New York, which is our principal subsidiary.

Currency amounts in this prospectus supplement and the accompanying prospectus are stated in U.S. dollars.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus and the documents incorporated into it by reference.  These forward-looking statements include: statements of goals, intentions, and expectations; estimates of risks and of future costs and benefits; assessments of probable loan losses; assessments of market risk; and statements of the ability to achieve financial and other goals.  Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions.  Forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which may change over time.  Forward-looking statements speak only as of the date they are made.  Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possible materially, from those that we anticipated in our forward-looking statements and future results could differ materially from historical performance.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; expanded regulatory requirements as a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act, which could adversely affect operating results; and other factors set forth under the heading “Risk Factors” on page S-10 of this prospectus and in the reports that we file with the Securities and Exchange Commission, or “SEC”.

You should not place undue reliance on forward-looking statements, which reflect our expectations only as of the date of this prospectus supplement and the other documents incorporated herein.  We do not assume any obligation to revise forward-looking statements except as may be required by law.

PROSPECTUS SUPPLEMENT SUMMARY

This summary is not complete and does not contain all of the information you should consider before investing in the securities offered by this prospectus. You should read this summary together with the entire prospectus supplement, including the section entitled “Risk Factors” on page S-10, the accompanying prospectus, and the other documents that are incorporated by reference in this prospectus, including our financial statements and the notes to those financial statements, before making an investment decision.

Company Overview

We are a New York corporation formed in 1988 to become the holding company for The Bridgehampton National Bank.  We are registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.  At June 30, 2013, we had total assets of approximately $1.73 billion, deposits of approximately $1.46 billion and total stockholders’ equity of approximately $117.6 million.  Our common stock is traded on the NASDAQ under the symbol “BDGE.”

The Bank was established in 1910 as a national banking association and is headquartered in Bridgehampton, New York. The Bank operates 23 branches in Eastern Long Island. The Bank engages in full service commercial and consumer banking business, including accepting time, savings and demand deposits from consumers, businesses and local municipalities surrounding its branch offices.  These deposits, together with funds generated from operations and borrowings, are invested primarily in commercial real estate loans, home equity loans, construction loans, residential mortgage loans, secured and unsecured commercial and consumer loans, FHLB, FNMA, GNMA and FHLMC and non agency mortgage-backed securities, collateralized mortgage obligations and other asset backed securities, New York State and local municipal obligations, and U.S government sponsored entity securities.

The Bank also operates Bridge Abstract LLC, a wholly owned subsidiary of the Bank, which is a broker of title insurance services. In addition, the Bank has established a real estate investment trust subsidiary, Bridgehampton Community, Inc.

In 2009, the Company formed Bridge Statutory Capital Trust II as a subsidiary, which sold $16.0 million of 8.5% cumulative convertible trust preferred securities in a private placement.

Our principal executive offices are located at 2200 Montauk Highway, Bridgehampton, New York 11932, and our telephone number is (631) 537-1000. Our internet address is www.bridgenb.com.  The information contained on our website should not be considered part of this prospectus supplement or the accompanying prospectus, and the reference to our website does not constitute incorporation by reference of the information contained on the website. Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information” on page S-10 of this prospectus supplement.

Agreement to Acquire FNBNY Bancorp, Inc.

On September 27, 2013 we entered into a definitive agreement to acquire FNBNY Bancorp and its wholly owned subsidiary, the First National Bank of New York (collectively “FNBNY”). The transaction has been approved by the Board of Directors of each company and is expected to close in the first quarter of 2014. Completion of the transaction is subject to customary closing conditions, including the receipt of required regulatory approvals and the approval of FNBNY’s shareholders.

Under the terms of the agreement, shareholders of FNBNY will receive an aggregate of 244,110 Bridge Bancorp shares in exchange for all the issued and outstanding stock of FNBNY, subject to certain adjustments.  The purchase price will increase to the extent principal is recovered on $6.3 million of certain identified problem loans through closing and over a two-year period after the acquisition.  The purchase price will decrease if recoveries of $0.4 million of certain insurance claims are not received by the closing. Excluding these potential adjustments and based on Bridge Bancorp’s average closing stock price for the three days ended September 10, 2013 of $21.51, the transaction has an aggregate estimated value of $5.3 million.

FNBNY currently operates 3 full-service banking centers in Nassau and Suffolk counties in New York with total assets of $276 million, including $100 million in loans, funded by deposits of $209 million.  The combined institution will have $2.0 billion in assets, $1.7 billion in deposits and 26 branches serving Long Island with no branch consolidations expected.

Our Strategy and Financial Highlights

Our goal is to continue to grow and strengthen our community bank franchise through the expansion of market penetration in our mature markets, through de novo branching into new markets and through acquisition opportunities, while maintaining sound operations and risk management.  We believe that our growth and service strategies can offset compressed margins as our customer base grows through an expanding footprint and we continue to develop existing customer relationships. Our net interest income has increased steadily from $30.1 million for the year ended December 31, 2008, to $47.0 million for the year ended December 31, 2012.  In addition, net interest income has increased $1.0 million to $24.2 million for the six months ended June 30, 2013, compared to $23.2 million for the six months ended June 30, 2012.  We also intend to continue to diversify our sources of revenue and to expand non-interest income.  Highlights of our strategy and recent results include the following:

Leveraging our branch network to build customer relationships and grow loans and deposits. Since 2007, we have added 12 branches, resulting in a total of 23 retail branch locations.  As discussed above, we have recently entered into an agreement to acquire First National Bank of New York and its three branch offices in Merrick, Melville and Massapequa, Long Island.  Our recent growth has moved us geographically westward on Long Island and demonstrates our continued capacity for organic growth.  Our acquisition of First National Bank of New York would continue this trend.  Between December 31, 2008, and June 30, 2013, our total assets increased from $839.1 million to $1.73 billion.  During this same period, total loans have increased from $429.7 million to $900.9 million, and total deposits have increased from $659.1 million to $1.46 billion.  Further, between June 30, 2007 and June 30, 2012, our deposit market share in Suffolk County, New York has increased from 1.62% to 3.07%.

Maintaining our high level of low-cost, core deposits.  Strong core deposit growth remains a key component of our operating strategy.  At June 30, 2013, core deposits, consisting of individual, partnership and corporate account balances, represented 84.1% of total deposits.  Between December 31, 2007 and June 30, 2013, we increased our core deposits from $418.3 million to $1.2 billion.  As of June 30, 2013, non-interest bearing deposits totaled $472.9 million and represented 32.5% of total deposits.

Maintaining strong asset quality as we continue to grow.  We believe we have avoided many of the problems facing other financial institutions by maintaining discipline in our growth and investment strategies, including loan underwriting.  Management views the current economic challenges as an opportunity to expand our business and deliver the promise of successful community banking to our customers and shareholders.  Between December 31, 2008 and June 30, 2013, our total loans increased from $429.7 million to $900.9 million.  Despite this growth, at June 30, 2013, non-accruing loans were 0.39% of total loans, and our allowance for loan losses as a percentage of non-accruing loans was 429.2%.  We recognize the potential risks of the current economic environment and will continue to monitor market events as we consider growth initiatives and evaluate loans and investments.

Focusing on opportunities and processes that enhance the customer experience.  We routinely add to our menu of products and services to meet the needs of consumers and businesses. In addition to accepting time, savings and demand deposits from consumers, businesses and local municipalities, we also offer the Certificate of Deposit Account Registry Service (CDARS) program which provides up to $50.0 million of FDIC insurance, merchant credit and debit card processing, automated teller machines, cash management services, lockbox processing, online banking services, remote deposit capture, safe deposit boxes and individual retirement accounts.  In January 2009, we launched Bridge Investment Services, offering a full range of investment products and services through a third party broker dealer.

Improving operational efficiencies and prudent management of non-interest expense.  Controlling funding costs while expanding our deposit base and focusing on profitable growth presents a unique set of challenges in the current economic environment. Our efficiency ratio for the year ended December 31, 2012 was 59.73%. Our success in maintaining our strong operating efficiency while continuing to expand our branch network and loan portfolio reflects our disciplined approach to community banking.

Increasing non-interest income through Bridge Abstract, Bridge Investment Services and other lines of business. We generate non-interest income through Bridge Abstract, our title abstract subsidiary, and Bridge Investment Services, which offers a full range of investment products and services through a third party broker dealer.  We also generate non-interest income through fee income on deposit accounts, merchant credit and debit card processing programs, and net gains on sales of securities and loans.

THE OFFERING

The following summary contains basic information about our common stock and is not intended to be complete. It does not contain all of the information that is important to you. For a more complete description of our common stock, see “Description of our Capital Stock” beginning on page S-10 of this prospectus supplement.

Issuer	Bridge Bancorp, Inc., a New York corporation.

Common Stock Offered	shares of common stock, $0.01 par value per share (or shares if the underwriters exercise in full their option to purchase additional shares).

Common Stock Outstanding after this Offering (1)	shares (or shares if the underwriters exercise in full their option to purchase additional shares).

Net proceeds to us

We estimate that our net proceeds from this offering will be approximately $            million (or $           million if the underwriters exercise in full their option to purchase additional shares), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Use of Proceeds

We expect that the proceeds of the offering will increase our capital and support the acquisition of FNBNY Bancorp, Inc. as well as future growth and acquisitions. We may also use a portion of the proceeds for general corporate purposes and for contributions to the Bank. See “Use of Proceeds” at page S-19.

Market and Trading Symbol for the Common Stock	Our common stock is listed and traded on the NASDAQ under the symbol “BDGE.”

Dividend Policy

We have historically paid dividends on our common stock. Whether we pay dividends is in the discretion of our board of directors, and we may be prohibited from paying dividends in certain circumstances. See “Market for Common Stock and Our Dividend Policy” at page S-21.

(1)

The number of shares of common stock that will be outstanding after the closing of this offering is based on 9,249,925 shares of common stock outstanding as of September 30, 2013, which excludes (i) 49,362 shares subject to outstanding options having a weighted average exercise price of $25.44 per share, (ii) 731,426 shares of common stock reserved for issuance under our stock compensation plans, (iii) 265,732 shares of common stock reserved for issuance under our Dividend Reinvestment and Stock Purchase Plan and (iv) 244,110 shares of common stock issuable in connection with the merger with FNBNY Bancorp, Inc. (excluding any potential adjustments in the merger consideration).

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus.  In particular, we urge you to consider carefully the factors set forth under “Risk Factors” beginning on page S-10 of this prospectus supplement before investing in our common stock.

SUMMARY OF SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables set forth selected historical consolidated financial data for the Company as of and for each of the five years ended December 31, 2012 (which has been derived from our audited consolidated financial statements), and as of and for the three and six months ended June 30, 2013 and 2012 (unaudited). You should read these tables together with the historical consolidated financial information contained in our consolidated financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, which have been filed with the SEC and are incorporated by reference in this prospectus supplement. Information for the three and six month periods ended June 30, 2013 and 2012 is derived from unaudited interim consolidated financial statements and has been prepared on the same basis as our audited consolidated financial statements and includes, in the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the data for such periods. The results of operations for the three and six month periods ended June 30, 2013 do not necessarily indicate the results which may be expected for any future interim period or for the full year.

	At June 30,
	2013	2012
	(dollars in thousands, except share data)
	(unaudited)
Balance Sheet Data
Total assets	$1,728,639	$1,402,209
Securities available for sale	550,950	449,493
Securities, restricted	5,999	2,828
Securities held to maturity	191,907	177,922
Loans, net	885,813	664,976
Goodwill and core deposit intangible(1)	2,252	2,315
Deposits	1,455,107	1,230,524
Borrowings	121,801	27,317
Junior subordinated debentures	16,002	16,002
Stockholders’ equity	117,594	112,588
Common shares outstanding	9,131,324	8,597,050

(1) Goodwill and core deposit intangibles relate to the acquisition of Hamptons State Bank that was completed on May 27, 2011.

	At or for the three months ended June 30,		At or for the six months ended June 30,
	2013	2012	2013	2012
	(in thousands, except per share data)
	(unaudited)
Income Statement Data
Interest income	$14,108	$13,677	$27,839	$26,975
Interest expense	1,802	1,872	3,605	3,770
Net interest income	12,306	11,805	24,234	23,205
Provision for loan losses	600	2,500	1,150	3,325
Net interest income after provision for loan losses	11,706	9,305	23,084	19,880
Non-interest income	2,468	3,800	4,572	5,753
Non-interest expense	9,355	8,567	18,263	16,788
Income before income taxes	4,819	4,538	9,393	8,845
Income taxes	1,567	1,475	3,028	2,843
Net income	$3,252	$3,063	$6,365	$6,002

Stock and Related Per Share Data
Earnings per share — basic and diluted	$0.36	$0.36	$0.70	$0.71
Cash dividends declared per common share	0.23	0.23	0.23	0.46
Book value per share	12.88	13.10	12.88	13.10
Tangible book value per share(1)	12.63	12.83	12.63	12.83
Market Price (NASDAQ: BDGE):
High	22.77	23.59	22.77	23.59
Low	19.40	19.02	19.40	19.02
Close	22.50	23.59	22.50	23.59

(1) Excludes goodwill and core deposit intangibles of approximately $2.3 million related to the acquisition of Hamptons State Bank.

	At or for the year ended December 31,
	2012	2011	2010	2009	2008
	(dollars in thousands, except share and per share data)

Balance Sheet Data
Total assets	$1,624,713	$1,337,458	$1,028,456	$897,257	$839,059
Securities available for sale	529,070	441,439	323,539	306,112	310,695
Securities, restricted	2,978	1,660	1,284	1,205	3,800
Securities held to maturity	210,735	169,153	147,965	77,424	43,444
Loans held for sale	—	2,300	—	—	—
Loans, net	784,007	601,306	495,563	441,993	425,730
Goodwill and core deposit intangible(1)	2,283	2,350	—	—	—
Deposits	1,409,322	1,188,185	916,993	793,538	659,085
Borrowings	71,890	16,897	21,370	15,000	115,900
Junior subordinated debentures	16,002	16,002	16,002	16,002	16,002
Stockholders’ equity	$118,672	$106,987	$65,720	$61,855	$56,139
Common shares outstanding	8,907,890	8,345,399	6,364,656	6,261,216	6,184,080

Income Statement Data
Interest income	$54,514	$50,426	$44,899	$43,368	$39,620
Interest expense	7,555	7,616	7,740	7,815	9,489
Net interest income	46,959	42,810	37,159	35,553	30,131
Provision for loan losses	5,000	3,900	3,500	4,150	2,000
Net interest income after provision for loans losses	41,959	38,910	33,659	31,403	28,131
Non-interest income	10,673	6,949	7,433	6,174	6,064
Non-interest expense	33,780	30,837	27,879	24,765	21,157
Income before income taxes	18,852	15,022	13,213	12,812	13,038
Income taxes	6,080	4,663	4,047	4,049	4,288
Net income	$12,772	$10,359	$9,166	$8,763	$8,750

Stock and Related Per Share Data
Earnings per share — basic and diluted	$1.48	$1.54	$1.45	$1.41	$1.42
Cash dividends declared per common share	1.15	0.69	0.92	0.92	0.92
Book value per share	13.32	12.82	10.33	9.88	9.08
Tangible book value per share	13.07	12.54	10.33	9.88	9.08

(1) Goodwill and core deposit intangibles relate to the acquisition of Hamptons State Bank that was completed on May 27, 2011.

	For the three months ended June 30,		For the six months ended June 30,
	2013	2012	2013	2012
	(dollars in thousands)
	(unaudited)
Performance and Other Ratios
Return on average assets	0.79%	0.87%	0.79%	0.87%
Return on average equity	10.74	11.55	10.73	11.53
Net interest rate spread(1)	3.02	3.41	3.04	3.45
Net interest margin(2)	3.23	3.63	3.26	3.67
As a percentage of average assets:
Non-interest income	0.60	1.08	0.57	0.84
Non-interest expense	2.26	2.43	2.27	2.44
Efficiency ratio(3)	63.24	60.10	63.33	60.42
Dividend payout ratio	63.62	63.73	32.51	64.56
Net loan (charge-offs) recoveries	$(394)	$(260)	$(459)	$(606)
Net (charge-offs) recoveries to average loans	(0.18)%	(0.16)%	(0.11)%	(0.19)%

(1)	The net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities for the period.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

	At June 30,
	2013	2012
	(dollars in thousands)
	(unaudited)
Capital Ratios
Total capital to risk weighted assets	13.7%	15.8%
Tier 1 capital to risk weighted assets	12.5	14.5
Tier 1 capital to average assets	8.5	8.9
Stockholders’ equity to total assets	6.8	8.0
Tangible stockholders’ equity to tangible assets(1)	6.7	7.9

Asset Quality and Ratios
Total non-accruing loans	$3,525	$3,339
Other non-performing assets	250	—
Allowance for loan losses	15,130	13,556
Total non-performing assets to total assets	0.22%	0.24%
Total non-accruing loans to total loans	0.39	0.49
Allowance for loan losses to non-accruing loans	429.22	405.99
Allowance for loan losses to total loans	1.68	2.00

Other Data
Number of banking centers	23	21
Full time equivalent employees	260	236

(1)  Excludes goodwill and core deposit intangibles of approximately $2.3 million related to the acquisition of Hamptons State Bank.

	At or for the year ended December 31,
	2012	2011	2010	2009	2008
	(dollars in thousands, except per share data)

Performance and Other Ratios
Return on average assets	0.88%	0.88%	0.95%	1.06%	1.24%
Return on average equity	11.78	14.37	15.29	15.58	16.29
Net interest rate spread(1)	3.29	3.71	3.91	4.28	4.01
Net interest margin(2)	3.52	3.97	4.22	4.69	4.70
As a percentage of average assets:
Non-interest income	0.74	0.59	0.77	0.75	0.86
Non-interest expense	2.34	2.55	2.87	3.00	3.00
Efficiency ratio(3)	59.73	58.64	62.32	58.44	56.85
Dividend payout ratio	77.50	44.35	63.42	65.43	64.74
Net loan (charge-offs) recoveries	(1,398)	(1,560)	(1,048)	(2,058)	(1,001)
Net (charge-offs) recoveries to average loans	(0.21)	(0.28)	(0.22)	(0.47)	(0.25)

Capital Ratios
Total capital to risk weighted assets	14.2%	16.2%	13.7%	14.5%	11.1%
Tier 1 capital to risk weighted assets	12.9	15.0	12.4	13.4	10.3
Tier 1 capital to average assets	8.4	9.3	7.9	8.6	6.9
Stockholders’ equity to total assets	7.3	8.0	6.4	6.9	6.7
Tangible stockholders’ equity to tangible assets(4)	7.2	7.8	6.4	6.9	6.7

Asset Quality and Ratios
Total non-accruing loans	$3,289	$4,161	$6,725	$5,891	$3,068
Other non-performing assets	250	—	—	—	—
Allowance for loan losses	14,439	10,837	8,497	6,045	3,953
Total non-performing assets to total assets	0.22%	0.31%	0.65%	0.66%	0.37%
Total non-accruing loans to total loans	0.41	0.68	1.33	1.31	0.71
Allowance for loan losses to non-accruing loans	439.01	260.44	126.35	102.61	128.85
Allowance for loan losses to total loans	1.81	1.77	1.69	1.35	0.92

Other Data
Number of banking centers	22	20	19	16	14
Full time equivalent employees	245	216	196	179	147

(1)	The net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities for the period.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(3)	The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.
(4)	Excludes goodwill and core deposit intangibles of approximately $2.3 million related to the acquisition of Hamptons State Bank.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully read and consider the risk factors described below, as well as any risk factors incorporated by reference in this prospectus supplement and the accompanying prospectus, together with the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, as the same may be updated from time to time by our future filings with the SEC under the Securities Exchange Act of 1934, as amended. Any of these risks, if they occur, could materially adversely affect our business, financial condition and results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect us. In any such case, you could lose all or a portion of your original investment.

Risks Related to our Business and Operating Environment

The concentration of our loan portfolio in loans secured by commercial and residential real estate properties located in eastern Long Island could materially adversely affect our financial condition and results of operations if general economic conditions or real estate values in this area decline.

Unlike larger banks that are more geographically diversified, the Bank’s loan portfolio consists primarily of real estate loans secured by commercial and residential real estate properties located in the Bank’s principal lending area in Suffolk County which is located on eastern Long Island. The local economic conditions on eastern Long Island have a significant impact on the volume of loan originations and the quality of our loans, the ability of borrowers to repay these loans, and the value of collateral securing these loans. A considerable decline in the general economic conditions caused by inflation, recession, unemployment or other factors beyond our control would impact these local economic conditions and could negatively affect our financial condition and results of operations. Additionally, while we have a significant amount of commercial real estate loans, the majority of which are owner-occupied, decreases in tenant occupancy may also have a negative effect on the ability of borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings.

Changes in interest rates could affect our profitability.

The Bank’s ability to earn a profit, like most financial institutions, depends primarily on net interest income, which is the difference between the interest income that the Bank earns on its interest-earning assets, such as loans and investments, and the interest expense that the Bank pays on its interest-bearing liabilities, such as deposits. The Bank’s profitability depends on its ability to manage its assets and liabilities during periods of changing market interest rates.

In a period of rising interest rates, the interest income earned on the Bank’s assets may not increase as rapidly as the interest paid on its liabilities. In an increasing interest rate environment, the Bank’s cost of funds is expected to increase more rapidly than interest earned on its loan and investment portfolio as its primary source of funds is deposits with generally shorter maturities than those on its loans and investments. This makes the balance sheet more liability sensitive in the short term.

A sustained decrease in market interest rates could adversely affect the Bank’s earnings. When interest rates decline, borrowers tend to refinance higher-rate, fixed-rate loans at lower rates. Under those circumstances, the Bank would not be able to reinvest those prepayments in assets earning interest rates as high as the rates on those prepaid loans or in investment securities. In addition, the majority of the Bank’s loans are at variable interest rates, which would adjust to lower rates.  This impact of a declining interest rate environment on our assets contrasts with the impact on our deposits, which would be less significant as our deposits are currently priced at historically low levels in the current interest rate environment, and therefore there is little room for further downward adjustment.

Changes in interest rates also affect the fair value of our securities portfolio.  Generally, the value of securities moves inversely with changes in interest rates.  As of June 30, 2013, our securities portfolio totaled $742.9 million.

In addition, the Dodd-Frank Act eliminated the federal prohibition on paying interest on demand deposits effective July 21, 2011, thus allowing businesses to have interest-bearing checking accounts.  Depending on competitive responses, this change to existing law could increase our interest expense.

Strong competition within our market area may limit our growth and profitability.

The Bank’s market area is located in Suffolk County on eastern Long Island and its customer base is mainly located in the towns of East Hampton, Southampton, Southold and Riverhead. Since 2009, the Bank has expanded its market areas to include branches in the towns of Brookhaven, Babylon and Islip. During 2012, the Bank opened two new branches: one in June located in Ronkonkoma, New York and one in December 2012 located in Hauppauge, New York. The Bank also opened administrative offices in December 2012 in Hauppauge, New York, to better service customers as the Bank continues to move westward. Competition in the banking and financial services industry remains intense. The profitability of the Bank depends on the continued ability to successfully compete. The Bank competes with commercial banks, savings banks, credit unions, insurance companies, and brokerage and investment banking firms. Many of our competitors have substantially greater resources and lending limits than the Bank and may offer certain services that the Bank does not provide. In addition, competitors may offer deposits at higher rates and loans with lower fixed rates, more attractive terms and less stringent credit structures than the Bank has been willing to offer. Furthermore, the high cost of living on the twin forks of eastern Long Island creates increased competition for the recruitment and retention of qualified staff.

Our future success depends on the success and growth of The Bridgehampton National Bank.

Our primary business activity for the foreseeable future will be to act as the holding company of the Bank. Therefore, our future profitability will depend on the success and growth of this subsidiary.  The continued and successful implementation of our growth strategy will require, among other things, that we increase our market share by attracting new customers that currently bank at other financial institutions in our market area.  In addition, our ability to successfully grow will depend on several factors, including favorable market conditions, the competitive responses from other financial institutions in our market area, and our ability to maintain high asset quality.  While we believe we have the management resources, market opportunities and internal systems in place to obtain and successfully manage future growth, growth opportunities may not be available and we may not be successful in continuing our growth strategy.

Over the past several years, we have experienced significant branch expansion.  Since 2007, we have added 12 de novo branches and we expect to open an additional new branch before the end of 2013. As a result of this expansion, we have incurred additional expenses, including salaries, data processing and occupancy expense related to the new branches and related support staff.  Many of these increased expenses are considered fixed expenses.  There may be a significant lag in time before these new branches attract sufficient deposits to become profitable.  Unless we can successfully continue our growth, our results of operations could be negatively affected by these increased costs.

Finally, our growth is also affected by the seasonality of our markets in Eastern Long Island, including the Hamptons and North Fork, a region that is a recreational destination for the New York metropolitan area, and a highly regarded resort locale world-wide.  This seasonality results in more economic activity in the summer months and decrease activity in the off season, which can adversely impact the consistency and sustainability of growth.

The loss of key personnel could impair our future success.

Our future success depends in part on the continued service of our executive officers, other key management, as well as our staff, and on our ability to continue to attract, motivate, and retain additional highly qualified employees. The loss of services of one or more of our key personnel or our inability to timely recruit replacements for such personnel, or to otherwise attract, motivate, or retain qualified personnel could have an adverse effect on our business, operating results and financial condition.

We operate in a highly regulated environment.

The Bank and Company are subject to extensive regulation, supervision and examination by the OCC, the FDIC, the Federal Reserve Board and the SEC. Such regulation and supervision governs the activities in which a financial institution and its holding company may engage and are intended primarily for the protection of the consumer rather than for the protection of shareholders. Recently regulators have intensified their focus on the USA PATRIOT Act’s anti-money laundering and Bank Secrecy Act compliance requirements. In order to comply with regulations, guidelines and examination procedures in this area as well as other areas of the Bank’s operations, we have been required to adopt new policies and procedures and to install new systems. We cannot be certain that the policies, procedures, and systems we have in place are effective and there is no assurance that in every instance we are in full compliance with these requirements. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of an institution. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, may have a material impact on our operations.

We may be adversely affected by current economic and market conditions.

The national and global economic downturn that began in 2007 has resulted in unprecedented levels of financial market volatility which depressed the market value of financial institutions, limited access to capital and/or had a material adverse effect on the financial condition or results of operations of banking companies. Since 2008, significant declines in the values of mortgage-backed securities and derivative securities of financial institutions, government sponsored entities, and major commercial and investment banks has led to decreased confidence in financial markets among borrowers, lenders, and depositors, as well as disruption and extreme volatility in the capital and credit markets and the failure of some entities in the financial sector. As a result, many lenders and institutional investors have reduced or ceased to provide funding to borrowers. While financial markets appear to be stabilizing, and there are a few positive signs of economic recovery, including increased local real estate activity, economic uncertainty remains. Unemployment rates are high and consumer confidence is low. While the timing of an economic recovery remains unknown, this may have an adverse affect on our financial condition and results of operations.  Turbulence in the capital and credit markets may adversely affect our liquidity and financial condition and the willingness of certain counterparties and customers to do business with us.

Increases to the allowance for credit losses may cause our earnings to decrease.

Our customers may not repay their loans according to the original terms, and the collateral securing the payment of those loans may be insufficient to pay any remaining loan balance. Hence, we may experience significant loan losses, which could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. In determining the amount of the allowance for credit losses, we rely on loan quality reviews, past loss experience, and an evaluation of economic conditions, among other factors. If our assumptions prove to be incorrect, our allowance for credit losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to the allowance. Material additions to the allowance through charges to earnings would materially decrease our net income.

Bank regulators periodically review our allowance for credit losses and may require us to increase our provision for credit losses or loan charge-offs. Any increase in our allowance for credit losses or loan charge-offs as required by these regulatory authorities could have a material adverse effect on our results of operations and/or financial condition.

The trust preferred securities that we issued have rights that are senior to those of our common shareholders. The conversion of the trust preferred securities into shares of our common stock could result in dilution of your investment.

In 2009 we issued $16 million of 8.5% cumulative convertible trust preferred securities from a special purpose trust, and we issued an identical amount of junior subordinated debentures to this trust.  Payments of the principal and interest on the trust preferred securities are conditionally guaranteed by us. Further, the accompanying junior subordinated debentures that we issued to the trust are senior to our shares of common stock. As a result, we must make payments on the junior subordinated debentures before any dividends can be paid on our common stock and, in the event of our bankruptcy, dissolution or liquidation, the obligations with respect to the junior subordinated debentures must be satisfied before any distributions can be made on our common stock. We have the right to defer distributions on the junior subordinated debentures (and the related trust preferred securities) for up to five years, during which time no dividends may be paid on our common stock.

In addition, each $1,000 in liquidation amount of the trust preferred securities currently is convertible, at the option of the holder, into 32.2581 shares of our common stock.  The conversion of these securities into shares of our common stock would dilute the ownership interests of purchasers of our common stock in this offering.

The Dodd-Frank Wall Street Reform and Consumer Protection Act will, among other things, tighten capital standards, create a new Consumer Financial Protection Bureau and result in new laws and regulations that are expected to increase our cost of operations.

The Dodd-Frank Act is significantly changing the bank regulatory structure and is impacting the largest financial institutions as well as regional banks and community banks.  The federal regulatory agencies, specifically the SEC and the new Consumer Financial Protection Bureau, are given significant discretion in drafting the implementing regulations.

The major bank-related provisions under the Dodd-Frank Act pertain to: capital requirements; mortgage reform and minimum lending standards; consumer financial protection bureau; sale of mortgage loans (including risk retention requirements); FDIC insurance-related provisions; preemption standards for national banks; abolishment of the Office of Thrift Supervision; interchange fee for debit card transactions; Volcker Rule; regulation of derivatives/swaps;  Financial Services Oversight Council; resolution authority; and corporate governance matters (e.g.; “say on pay”; new executive compensation disclosure and clawbacks, etc.). Given the range of topics in the Dodd-Frank Act and the voluminous regulations required to implement by the Dodd-Frank Act, the full impact will not be known for some time.

Certain provisions of the Dodd-Frank Act impacted banks upon enactment of the legislation.  Examples of this were the permanent increase of FDIC deposit insurance limits, the FDIC Assessment Base calculation change and the removal of the cap for the Deposit Insurance Fund, all of which in turn affected banks’ FDIC deposit insurance premiums.  Certain provisions of the Dodd-Frank Act are expected to have a near-term effect on us. For example, a provision of the Dodd-Frank Act eliminated the federal prohibitions on paying interest on demand deposits, thus allowing businesses to have interest-bearing checking accounts.  Depending on competitive responses, this significant change to existing law could increase our interest expense.

The Dodd-Frank Act created a new Consumer Financial Protection Bureau with broad powers to supervise and enforce consumer protection laws. The Consumer Financial Protection Bureau has broad rule-making authority for a wide range of consumer protection laws that apply to all banks and savings institutions, including the authority to prohibit “unfair, deceptive or abusive” acts and practices. The Consumer Financial Protection Bureau has examination and enforcement authority over all banks and savings institutions with more than $10 billion in assets. Banks and savings institutions with $10 billion or less in assets will be examined by their applicable bank regulators.  The Dodd-Frank Act also weakens the federal preemption rules that have been applicable for national banks and federal savings associations, and gives state attorneys general the ability to enforce federal consumer protection laws.

It is difficult to predict at this time what specific impact the Dodd-Frank Act and the many yet to be written implementing rules and regulations will have on community banks. However, it is expected that at a minimum they will increase our operating and compliance costs and could increase our interest expense.

The short-term and long-term impact of the changing regulatory capital requirements and new capital rules is uncertain.

In July 2013, the Federal Deposit Insurance Corporation and the Federal Reserve Board approved a new rule that will substantially amend the regulatory risk-based capital rules applicable to the Company and the Bank. The final rule implements the “Basel III” regulatory capital reforms and changes required by the Dodd-Frank Act.

The final rule includes new minimum risk-based capital and leverage ratios, which will be effective for the Company and the Bank on January 1, 2015, and refines the definition of what constitutes “capital” for purposes of calculating these ratios.  The new minimum capital requirements will be: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 to risk-based assets capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from current rules); and (iv) a Tier 1 leverage ratio of 4%. The final rule also establishes a “capital conservation buffer” of 2.5% above the new regulatory minimum capital ratios, and will result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 to risk-based assets capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement would be phased in beginning in January 2016 at 0.625% of risk-weighted assets and would increase each year until fully implemented in January 2019. We will be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if our capital level falls below the buffer amount. These limitations will establish a maximum percentage of eligible retained income that can be utilized for such activities.

The application of more stringent capital requirements for the Company and the Bank could, among other things, result in lower returns on equity, require the raising of additional capital, and result in regulatory actions such as the inability to pay dividends or repurchase shares if we were to be unable to comply with such requirements.

Risks associated with system failures, interruptions, or breaches of security could negatively affect our earnings.

Information technology systems are critical to our business.  We use various technology systems to manage our customer relationships, general ledger, securities investments, deposits, and loans.  We have established policies and procedures to prevent or limit the impact of system failures, interruptions, and security breaches, but such events may still occur or may not be adequately addressed if they do occur.  In addition, any compromise of our systems could deter customers from using our products and services.  Although we rely on security systems to provide security and authentication necessary to effect the secure transmission of data, these precautions may not protect our systems from compromises or breaches of security.

In addition, we outsource a majority of our data processing to certain third-party providers.  If these third-party providers encounter difficulties, or if we have difficulty communicating with them, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected.  Threats to information security also exist in the processing of customer information through various other vendors and their personnel.

The occurrence of any system failures, interruption, or breach of security could damage our reputation and result in a loss of customers and business thereby subjecting us to additional regulatory scrutiny, or could expose us to litigation and possible financial liability.  Any of these events could have a material adverse effect on our financial condition and results of operations.

Severe weather, acts of terrorism and other external events could impact our ability to conduct business.

Recent weather-related events have adversely impacted our market area, especially areas located near coastal waters and flood prone areas. Such events that may cause significant flooding and other storm-related damage may become more common events in the future. Financial institutions have been, and continue to be, targets of terrorist threats aimed at compromising operating and communication systems and the metropolitan New York area remain central targets for potential acts of terrorism.  Such events could cause significant damage, impact the stability of our facilities and result in additional expenses, impair the ability of our borrowers to repay their loans, reduce the value of collateral securing repayment of our loans, and result in the loss of revenue. While we have established and regularly test disaster recovery procedures, the occurrence of any such event could have a material adverse effect on our business, operations and financial condition.

We may fail to realize the anticipated benefits of the merger with FNBNY Bancorp, Inc., which may adversely affect our financial condition and results of operations.

The success of the merger with FNBNY Bancorp, Inc. will depend on, among other things, our ability to realize anticipated cost savings and to combine the businesses of The Bridgehampton National Bank and First National Bank of New York in a manner that permits growth opportunities and does not materially disrupt the existing customer relationships of First National Bank of New York nor result in decreased revenues resulting from any loss of customers.  If we are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected, adversely affecting our financial condition and results of operations.

The Bridgehampton National Bank and First National Bank of New York have operated and, until the completion of the merger, will continue to operate, independently.  Certain employees of First National Bank of New York will not be employed by The Bridgehampton National Bank after the merger.  In addition, employees of First National Bank of New York that The Bridgehampton National Bank wishes to retain may elect to terminate their employment as a result of the merger which could delay or disrupt the integration process.  It is possible that the integration process could result in the disruption of First National Bank of New York’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of The Bridgehampton National Bank to maintain relationships with customers and employees of First National Bank of New York or to achieve the anticipated benefits of the merger.

No assurance can be given that we will be able to integrate the business of the Bank and First National Bank of New York successfully, that the merger will not expose us to unknown material liabilities, that the merger will not adversely affect our existing profitability, that we will be able to achieve results in the future similar to those achieved by our existing businesses, that we will be able to compete effectively in new market areas or that we will be able to manage growth resulting from the merger effectively. The difficulties or costs we may encounter in the integration could materially and adversely affect our earnings and financial condition.

The credit quality of the First National Bank of New York loans we acquire in the merger may be poorer than expected, which would require us to increase our allowance for loan losses and negatively affect our earnings.

First National Bank of New York has been operating under a formal enforcement agreement with the Office of the Comptroller of the Currency since June 2010.  The enforcement agreement contains provisions related to improving the overall credit quality of the institution.  In connection with the merger with FNBNY Bancorp, Inc., we will acquire all of the assets of First National Bank of New York, including approximately $100.0 million of loans, of which approximately $7.6 million were non-performing, excluding TDRs of approximately $5.0 million (based on June 30, 2013 data).  As part of our merger due diligence, we reviewed the First National Bank of New York loan portfolio.  Our examination of these loans was made using the criteria, analyses and collateral evaluations that we have traditionally used in the ordinary course of our business. Although we believe that we have properly valued the First National Bank of New York loans in establishing the consideration for the merger, no assurance can be given as to the future performance of these loans or that the acquisition of such loans will not require us to increase our allowance for loan losses or have a negative impact on our earnings or asset quality.

The merger agreement with FNBNY Bancorp, Inc. may be terminated in accordance with its terms or the merger may not be completed for other reasons, in which case we will not realize the anticipated benefits of the merger.

The merger agreement with FNBNY Bancorp, Inc. is subject to a number of conditions which must be fulfilled in order to close. Those conditions include: FNBNY Bancorp, Inc. shareholder approval, regulatory approval, the continued accuracy of certain representations and warranties by both parties and the performance by both parties of certain covenants and agreements.  In addition, under certain circumstances the parties may choose to terminate the merger agreement in accordance with its terms.   There can be no assurance that the conditions to

closing the merger will be fulfilled or that the merger will be completed. If we do not complete the FNBNY Bancorp, Inc. merger, we will not realize the anticipated benefits of the merger.

The closing of this offering is not contingent upon the closing of the merger with FNBNY Bancorp, Inc.  Accordingly, if you decide to purchase shares of our common stock you should be willing to do so whether or not we complete the merger with FNBNY Bancorp, Inc.  If the merger is not completed, we will use the net proceeds from the offering for general corporate purposes and may contribute some portion of the proceeds in the form of capital to the Bank.  We may also use the net proceeds for potential future acquisitions, although we have no agreements for any acquisitions other than the FNBNY Bancorp, Inc. acquisition at this time.

This prospectus supplement contains limited financial information on which to evaluate the acquisition of FNBNY Bancorp, Inc.

This prospectus supplement contains limited financial information on which to evaluate the acquisition of FNBNY Bancorp, Inc.  This prospectus supplement may not contain all of the financial and other information about FNBNY Bancorp, Inc. that you may consider important, including information related to First National Bank of New York’s loan portfolio, the impact of the acquisition on us and, ultimately, an investment in our common stock.

Risks Related to this Offering and Ownership of Our Common Stock

The price of our common stock may fluctuate significantly, which may make it difficult for investors to resell shares of common stock at times or prices they find attractive.

Our stock price may fluctuate significantly as a result of a variety of factors, many of which are beyond our control. These factors include, in addition to those described in “Special Note Regarding Forward Looking Statements”:

•                                          Actual or anticipated quarterly fluctuations in our operating results and financial condition;

•                                          Changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to us or other financial institutions;

•                                          Speculation in the press or investment community regarding stock prices generally or relating to our reputation or the financial services industry;

•                                          Strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions or financings;

•                                          Fluctuations in the stock price and operating results of our competitors;

•                                          Future sales of our equity or equity-related securities;

•                                          Proposed or adopted regulatory changes or developments;

•                                          Anticipated or pending investigations, proceedings or litigation that involve or affect us;

•                                          Domestic and international economic factors unrelated to our performance; and

•                                          General market conditions and, in particular, developments related to market conditions for the financial services industry.

In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies, including for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price, notwithstanding our operating results. We expect that the market price of our common stock will continue to fluctuate and there can be no assurances about the levels of the market prices for our common stock.

The trading volume in our common stock has been low, and the sale of a substantial number of shares in the public market could depress the price of our stock and make it difficult for you to sell your shares.

Our common stock is currently traded on the NASDAQ. Our common stock is thinly traded and has substantially less liquidity than the average trading market for many other publicly traded companies, with volume averaging approximately 16,783 shares per day over the three months ended August 31, 2013. Thinly traded stocks can be more volatile than stock trading in an active public market. Our stock price has been volatile in the past, and several factors could cause the price to fluctuate substantially in the future. These factors include: our announcement of developments related to our businesses, operations and stock performance of other bank holding companies deemed to be peers, news reports of trends and concerns, irrational exuberance on the part of investors and other issues related to the financial services industry. Recently, the stock market has experienced a high level of price and volume volatility, and market prices for the stock of many companies, including those in the financial services sector, have experienced wide price fluctuations that have not necessarily been related to operating performance. Our stock price may fluctuate significantly in the future, and these fluctuations may be unrelated to our performance. General market declines or market volatility in the future, especially in the financial institutions sector of the economy, could adversely affect the price of our common stock, and the current market price may not be indicative of future market prices. Therefore, our shareholders may not be able to sell their shares at the volume, prices or times that they desire.

We may issue additional equity securities, or engage in other transactions which dilute our book value or affect the priority of the common stock, which may adversely affect the market price of our common stock.

Our board of directors may determine from time to time that we need to raise additional capital by issuing additional shares of our common stock or other securities. Except as described under “Underwriting,” we are not restricted from issuing additional shares of common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future offerings, or the prices at which such offerings may be affected. Such offerings could be dilutive to common shareholders. New investors also may have rights, preferences and privileges that are senior to, and that adversely affect, our then current common shareholders.  If we raise additional capital by selling debt or preferred equity securities, upon liquidation, holders of our debt securities and shares of preferred stock, and lenders with respect to other borrowings, will receive distributions of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

Substantial regulatory limitations on changes of control and anti-takeover provisions in our certificate of incorporation and bylaws may make it more difficult for you to receive a change in control premium.

With certain limited exceptions, federal regulations prohibit a person or company or a group of persons deemed to be “acting in concert” from, directly or indirectly, acquiring more than 10% (5% if the acquiror is a bank holding company) of any class of our voting stock or obtaining the ability to control in any manner the election of a majority of our directors or otherwise direct the management or policies of our company without prior notice or application to and the approval of the Federal Reserve Board.

In addition, our certificate of incorporation and bylaws contain a number of provisions that may make it more difficult for a third party to acquire control of the Company without the approval of our board of directors, and may make it more difficult or expensive for a third party to acquire a majority of our outstanding common stock.  See “Description of Our Capital Stock—Certain Provisions in Our Certificate of Incorporation, Our Bylaws and Federal Law Affecting Our Shareholders.”

Our ability to pay dividends is subject to regulatory limitations and other limitations that may affect our ability to pay dividends to our shareholders or to repurchase our common stock.

We are a separate legal entity from our subsidiary, the Bank, and do not have significant operations of our own. The availability of dividends to us from the Bank is limited by various statutes and regulations. It is possible, depending upon the financial condition of the Bank and other factors that the Bank’s regulator could assert that payment of dividends or other payments may result in an unsafe or unsound practice. In addition, under the Dodd-Frank Act, we will be subjected to consolidated capital requirements and will be required to serve as a source of strength to the Bank. If the Bank is unable to pay dividends to us or if we are required to retain capital or contribute capital to the Bank, we may not be able to pay dividends on our common stock or to repurchase shares of common stock.

Upon expiration of lock-up agreements between the underwriters and our officers and directors, a substantial number of shares of our common stock could be sold into the public market, which could depress our stock price.

In connection with this offering, our officers and directors have entered into lock-up agreements with the underwriters that prohibit, subject to certain limited exceptions, the disposal or pledge of, or the hedging against, any of their common stock or securities convertible into or exchangeable for shares of common stock for a period of 120 days after the date of the underwriting agreement.

However, upon the expiration of these lock-up agreements in January 2014, subject to any extension of such expiration date, the market price of our common stock could decline as a result of sales by our shareholders in the market or the perception that these sales could occur. These factors could also make it difficult for us to raise additional capital by selling stock.

We will have broad discretion in applying the net proceeds of this offering and the use of proceeds may not enhance the market value of our common stock.

We have significant flexibility in applying the proceeds of this offering.  We are not required to allocate the proceeds to any specific investment or transaction or other use. As part of your investment decision, you will not be able to assess or direct how we apply the net proceeds. We may not be able to fully or profitably deploy the proceeds of this offering. The price of our common stock may decline if the market does not view our use of the proceeds from this offering favorably.

We expect that the completion of this offering will increase our capital and support the acquisition of FNBNY Bancorp, Inc. as well as future growth and acquisitions.  In addition, we may use a portion of the net proceeds of this offering for general corporate purposes and may contribute some portion of the proceeds in the form of capital to the Bank. The Bank may use such contributed proceeds for general corporate purposes.

The closing of the offering is not contingent on the closing of the merger with FNBNY Bancorp, Inc.

The closing of this offering is not contingent upon the closing of the merger with FNBNY Bancorp, Inc.  Accordingly, if you decide to purchase shares of our common stock you should be willing to do so whether or not we complete the merger with FNBNY Bancorp, Inc.  If the merger is not completed, we will use the net proceeds from the offering for general corporate purposes and may contribute some portion of the proceeds in the form of capital to the Bank.  We may also use the net proceeds for potential future acquisitions, although we have no agreements for any acquisitions other than the FNBNY Bancorp, Inc. acquisition at this time.

RECENT DEVELOPMENTS

While our third quarter is not yet complete and we plan to issue our third quarter results in late October, the following describes our current expectations for the third quarter of 2013:

•                                          We expect net interest income will be higher compared to the quarter ended June 30, 2013 due to growth in earning assets;

•                                          We expect that we will experience slight net interest margin compression due to lower interest rates on loans and slightly higher costs on borrowings related to $25 million in additional fixed pay swaps executed as part of a strategy to manage interest rate risk;

•                                          We expect average loans and deposits will increase compared to the quarter ended June 30, 2013;

•                                          We expect that noninterest income will be down due to lower gains on sales of securities compared to the quarter ended June 30, 2013;

•                                          We expect noninterest expenses will increase modestly compared to the quarter ended June 30, 2013, reflecting a full quarter of expenses associated with the new Shelter Island branch opened in late May 2013, as well as costs associated with the FNBNY acquisition;

•                                          We expect nonperforming assets (“NPAs”) will be increase slightly compared to the quarter ended June 30, 2013, but we expect NPAs to total assets to be relatively flat and remain below our peers;

•                                          We expect charge-offs to be down compared to the quarter ended June 30, 2013; and

•                                          We expect the allowance for loan losses will increase modestly from the June 30, 2013 level.

The expectations described above are preliminary in nature and based upon currently available information, and the line items described can be highly volatile. Accordingly, no assurance can be given that our financial results for the completed quarter will be consistent with our current expectations described above.

AGREEMENT TO ACQUIRE FNBNY BANCORP, INC.

The following summary highlights selected information related to the entry into a definitive agreement to acquire FNBNY.  The summary below may not contain all of the information that is important to you and is qualified in its entirety by more detailed information included or incorporated by reference into this prospectus supplement, including the information set forth under the caption “Risk Factors — Risks Related to our Business and Operating Environment” and the terms of the merger agreement described in our Current Report on Form 8-K filed on September 30, 2013 and incorporated by reference herein.

On September 27, 2013 we entered into a definitive agreement to acquire FNBNY. The transaction has been approved by the Board of Directors of each company and is expected to close in the first quarter of 2014. Completion of the transaction is subject to customary closing conditions, including the receipt of required regulatory approvals and the approval of FNBNY’s shareholders.

Under the terms of the agreement, shareholders of FNBNY will receive an aggregate of 244,110 Bridge Bancorp shares in exchange for all the issued and outstanding stock of FNBNY, subject to certain adjustments.  The purchase price will increase to the extent principal is recovered on $6.3 million of certain identified problem loans through closing and over a two-year period after the acquisition.  The purchase price will decrease if recoveries of $0.4 million of certain insurance claims are not received by the closing. Excluding these potential adjustments and based on Bridge Bancorp’s average closing stock price for the three days ended September 10, 2013 of $21.51, the transaction has an aggregate estimated value of $5.3 million.

FNBNY currently operates 3 full-service banking centers in Nassau and Suffolk counties in New York with total assets of $276 million, including $100 million in loans, funded by deposits of $209 million.  The combined institution will have $2.0 billion in assets, $1.7 billion in deposits and 26 branches serving Long Island with no branch consolidations expected.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $          million (or $        million if the underwriters exercise their option to purchase additional shares in full) after deducting underwriting discounts and commissions and estimated expenses payable by us. We expect that the completion of this offering will increase our capital and support the acquisition of FNBNY Bancorp, Inc. as well as future growth and acquisitions.  In addition, we may use a portion of the net proceeds of this offering for general corporate purposes and may contribute some portion of the proceeds in the form of capital to the Bank. The Bank may use such contributed proceeds for general corporate purposes.

The closing of this offering is not contingent upon the closing of the acquisition of FNBNY Bancorp, Inc.  Accordingly, if you decide to purchase shares of our common stock you should be willing to do so whether or not we complete the FNBNY Bancorp, Inc. acquisition.  If we do not complete the FNBNY Bancorp, Inc. acquisition, we will use the net proceeds from the offering for general corporate purposes and may contribute some portion of the proceeds in the form of capital to the Bank.  We may also use the net proceeds for potential future acquisitions, although we have no agreements for any acquisitions other than the FNBNY Bancorp, Inc. acquisition at this time.

CAPITALIZATION

The following table shows our capitalization as of June 30, 2013 on an actual basis and on an as adjusted basis to give effect to the receipt of the net proceeds from the offering.  The as adjusted capitalization assumes the sale of $        million of common stock, that the underwriter’s option to purchase additional shares is not exercised, and that the net proceeds from the offering, after deducting the estimated offering expenses payable by us, are approximately $       million.

	June 30, 2013
	Actual	As Adjusted (1)(2)
	(Dollars in thousands, except per share data)
Long-Term Indebtedness:
Junior subordinated debentures (3)	$16,002	$16,002

Stockholders’ Equity
Preferred stock ($0.01 par value; 2,000,000 shares authorized; no shares issued)	—	—
Common stock ($0.01 par value; 20,000,000 shares authorized; 9,132,839 issued and 9,131,324 shares outstanding at June 30, 2013; shares issued, shares outstanding as adjusted) (1)	91
Surplus	67,438
Retained earnings	59,398	59,398
Accumulated other comprehensive income	(9,300)	(9,300)
Treasury stock, at cost (1,515 shares)	(33)	(33)
Total stockholders’ equity	117,594
Total capitalization (4)	133,596

Bridge Bancorp, Inc. Capital Ratios
Total capital to risk weighted assets	13.7%		%
Tier I capital to risk weighted assets	12.5%		%
Tier I capital to average assets	8.5%		%

(1)         The number of common shares to be outstanding after the offering is based on actual shares outstanding as of June 30, 2013, and assumes that          million shares of common stock are sold in the offering at a price of $     per share and that the underwriter’s option to purchase additional shares is not exercised. In addition, the number of common shares to be outstanding after this offering excludes (i) 49,362 shares subject to outstanding options having a weighted average exercise price of $25.44 per share, (ii) 731,426 shares of common stock reserved for issuance under our stock compensation plans, (iii) 265,732 shares of common stock reserved for issuance under our Dividend Reinvestment and Stock Purchase Plan and (iv) 244,110 shares of common stock issuable in connection with the merger with FNBNY Bancorp, Inc. (excluding any potential adjustments in the merger consideration).

(2)         If the underwriters exercise their option to purchase additional shares in full,         shares of common stock would be sold, resulting in estimated net proceeds of $          and additional paid-in capital would increase to $       .

(3)         Consists of debt issued in connection with our $16.0 million of trust preferred securities.

(4)         Includes total stockholders’ equity and junior subordinated debentures.

MARKET FOR COMMON STOCK AND OUR DIVIDEND POLICY

Our common stock is listed and traded on the NASDAQ under the symbol “BDGE.”   As of September 30, 2013, we had 9,249,925 shares of common stock outstanding, held of record by approximately 942 shareholders of record.  On September 30, 2013, the last reported sale price of our common stock on the NASDAQ was $21.50 per share.

The following table sets forth, for the periods indicated, the high and low sales prices per share for the common stock as reported on the NASDAQ and the cash dividends paid per common share, for the periods shown.

	High	Low	Dividends Declared
Quarter Ended:

September 30, 2013	$21.98	$21.13	$0.23
June 30, 2013	$22.77	$19.40	$0.23
March 31, 2013	$21.87	$20.08	$—

December 31, 2012	$23.24	$19.07	$0.46
September 30, 2012	$24.54	$19.58	$0.23
June 30, 2012	$23.59	$19.02	$0.23
March 31, 2012	$22.33	$19.30	$0.23

December 31, 2011	$20.79	$17.51	$0.23
September 30, 2011	$22.19	$17.77	$0.23
June 30, 2011	$22.68	$20.73	$—
March 31, 2011	$25.94	$20.94	$0.23

The amount of future dividends, if any, will be determined by our board of directors and will depend on our earnings, financial condition and other factors considered by the board of directors to be relevant.  In addition, the payment of cash dividends on the common stock will depend upon the ability of the Bank to declare and pay dividends to us. The Bank’s ability to pay dividends will depend primarily upon its earnings, financial condition, and need for funds, as well as applicable governmental policies. Even if we have earnings in an amount sufficient to pay dividends, the Bank’s board of directors may determine to retain earnings for the purpose of funding growth. The Bank generally pays a dividend to us to provide funds for: debt service on the junior subordinated debentures, a portion of the proceeds of which were contributed to the Bank as capital; dividends that we pay to our shareholders; stock repurchases; and other expenses.

There are various legal limitations with respect to the Bank’s ability to pay dividends to us and our ability to pay dividends to shareholders.  New York Business Corporation Law provides that: (i) we may pay dividends on our outstanding shares except if we are insolvent or would be made insolvent by the dividend; and (ii) we may pay dividends out of surplus, so that our net assets remaining after such payment shall at least equal the amount of stated capital, or if there is no surplus, out of net profits for the fiscal year in which the dividend is declared, and/or the preceding fiscal year.   Under federal banking law, the prior approval of the Federal Reserve Board and the Office Comptroller of the Currency (the “OCC”) may be required in certain circumstances prior to the payment of dividends by us or the Bank.  A national bank may generally declare a dividend, without approval from the OCC, in an amount equal to its year-to-date net income plus the prior two years’ net income that is still available for dividend.  The OCC has the authority to prohibit a national bank from paying dividends if such payment is deemed to be an unsafe or unsound practice.  In addition, as a depository institution the deposits of which are insured by the FDIC, the Bank may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due to the FDIC. The Bank currently is not (and never has been) in default under any of its obligations to the FDIC.

The Federal Reserve Board has issued a policy statement regarding the payment of dividends by bank holding companies. In general, the Federal Reserve Board’s policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the bank holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. The Federal Reserve Board has the authority to prohibit us from paying dividends if such payment is deemed to be an unsafe or unsound practice.

DESCRIPTION OF OUR CAPITAL STOCK

We are authorized to issue 20,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share.  As of September 30, 2013, we had 9,249,925 shares of common stock outstanding, and no shares of preferred stock outstanding.  In addition, as of September 30, 2013, there were outstanding options to acquire 49,362 shares of common stock, all of which were exercisable.

Description of Common Stock

Each share of common stock has the same relative rights as, and is identical in all respects to, each other share of common stock.

Dividends

The holders of our common stock are entitled to receive and share equally in such dividends, if any, declared by the board of directors out of funds legally available therefor.  Under the New York Business Corporation Law, we may pay dividends on our outstanding shares except if we are insolvent or would be made insolvent by the dividend.  In addition, we may pay dividends out of surplus, so that our net assets remaining after such payment shall at least equal the amount of stated capital, or if there is no surplus, out of net profits for the fiscal year in which the dividend is declared, and/or the preceding fiscal year.  If we issue preferred stock, the holders thereof may have a priority over the holders of our common stock with respect to dividends.

Voting Rights

The holders of our common stock are generally entitled to one vote per share. Holders of our common stock are not entitled to cumulate their votes in the election of directors.

Liquidation

In the event of our liquidation, dissolution or winding up, the holders of our common stock would be entitled to receive, after payment or provision for payment of all our debts and liabilities and the holders of any preferred stock, all of our assets available for distribution.

No Preemptive or Redemption Rights

Holders of our common stock are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Description of Preferred Stock

Our certificate of incorporation permits the board of directors to authorize the issuance of up to 2,000,000 shares of preferred stock, par value $0.01 per share, in one or more series, without shareholder action. The board of directors can fix the number of shares to be included in each such series, and the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Therefore, without shareholder approval, our board of directors can authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power of the common stock and may assist management in impeding any unfriendly takeover or attempted change in control. None of our preferred stock is currently outstanding.  A more detailed description of our preferred stock is included in the accompanying prospectus under the heading “Description of the Securities—Description of Preferred Stock.”

Provisions in Our Certificate of Incorporation, Our Bylaws and Federal Law Affecting Our Shareholders

Our certificate of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of shareholders that might discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of our board of directors or management more difficult.  Such provisions include, among others, the requirement of a supermajority vote of shareholders to approve certain business combinations and other corporate actions, special procedural rules for certain business combinations, a classified board of directors, restrictions on the calling of special meetings of shareholders that do not provide for the calling of special meetings by the shareholders, and a provision in our certificate of incorporation allowing the board of directors to oppose a tender or other offer for our securities, including through the issuance of authorized but unissued securities or treasury stock or granting stock options, based on a wide range of considerations.  The foregoing is qualified in its entirety by reference to our certificate of incorporation and bylaws, both of which are on file with the SEC.

The Bank Holding Company Act generally would prohibit any company that is not engaged in financial activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of us. “Control” is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would need the prior approval of the Federal Reserve before acquiring 5% or more of our voting stock.  The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction.  Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as us, could constitute acquisition of control of the bank holding company.

UNDERWRITING

We are offering the shares of our common stock described in this prospectus supplement and the accompanying prospectus through RBC Capital Markets, LLC (“RBC Capital Markets”), as representative of the underwriters named below.  We have entered into an underwriting agreement with the underwriters dated October   , 2013 (the “Underwriting Agreement”). Our common stock is offered subject to a number of conditions, including receipt and acceptance of the common stock by the underwriters. In connection with this offering, the underwriters or securities dealers may distribute documents to investors electronically. Subject to the terms and conditions of the Underwriting Agreement, each underwriter has agreed to purchase all of the respective number of shares of common stock set forth opposite its name below:

Name	Number of Shares
RBC Capital Markets
Sandler O’Neill & Partners, L.P.

Total

The Underwriting Agreement provides that the underwriters are obligated to purchase all the shares of our common stock in the offering if any are purchased, other than those shares covered by the option to purchase additional shares described below.

Commissions and discounts

Shares of common stock sold by the underwriters to the public will be offered initially at the public offering price set forth on the cover of this prospectus supplement. After the initial public offering, the underwriters may change the offering price and the other selling terms. Sales of shares of common stock made outside of the United States may be made by the underwriters or affiliates of the underwriters.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters, assuming both no exercise and full exercise of the underwriters’ option to purchase an additional shares of common stock:

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$
Proceeds to us (before expenses)	$	$

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $225,000.  The underwriters will be responsible for paying their own expenses in connection with this offering.

Option to purchase additional shares

We have granted the underwriters an option to buy up to an additional 15% of the offered amount, or additional shares, of our common stock at the public offering price less underwriting discounts and commissions. The underwriters may exercise this option in whole or from time to time in part. The underwriters have 30 days from the date of the Underwriting Agreement to exercise this option.

No sales of similar securities

We, our executive officers and our directors have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of the underwriters, subject to limited exceptions, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock, whether now owned or hereafter acquired or with respect to which such person has or hereafter acquires the power of disposition or file any registration statement, or request that one be filed, under the Securities Act of 1933, as amended, with respect to any of the foregoing or (ii) enter into any swap, hedge or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the shares of our common stock, whether any such swap, hedge or transaction is to be settled by delivery of shares of our common stock or other securities, in cash or otherwise. These restrictions will be in effect for a period of 120 days from the date of the Underwriting Agreement. At any time and without public notice, the underwriters may, in their sole discretion, release all or some of the securities from these lock-up agreements.

The 120-day restricted period described above is subject to extension under limited circumstances. In the event that either (1) during the last 17 days of the 120-day restricted period we issue an earnings release or material news or a material event relating to the Company or its subsidiaries occurs or (2) prior to the expiration of the 120-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 120-day restricted period, then the restricted period will continue to apply until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the occurrence of the material news or material event relating to the Company.

Indemnification and contribution

We have agreed to indemnify the underwriters and their affiliates, selling agents and controlling persons against certain liabilities. If we are unable to provide this indemnification, we will contribute to the payments the underwriters and their affiliates, selling agents and controlling persons may be required to make in respect of those liabilities.

NASDAQ listing

Our common stock is listed and traded on the NASDAQ under the symbol “BDGE.”

Price stabilization and short positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

• stabilizing transactions;

• short sales; and

• purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. The underwriters may carry out these transactions on the NASDAQ or otherwise.

Passive market making

In connection with this offering, the underwriters and selected dealers, if any, may engage in passive market making transactions in our common stock on the NASDAQ in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended, during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution of this offering. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers, if any, are not required to engage in passive market making and may end passive market making activities at any time.

Affiliations

The underwriters and their affiliates have provided, and may from time to time in the future provide, various investment banking, financial advisory and other financial services to us and our affiliates for which they have received, and in the future may receive, advisory or transaction fees, as applicable, and out-of-pocket expenses of the nature and in amounts customary in the industry for these financial services.  In particular, RBC Capital Markets advised us in connection with the merger agreement with FNBNY Bancorp, Inc. and will receive customary fees for such services. The underwriters and their affiliates may from time to time in the future engage in other transactions with us.

TRANSFER AGENT

The Transfer Agent for our common stock is Registrar and Transfer Company, Cranford, New Jersey.

LEGAL MATTERS

The validity of the shares of common stock offered hereby and selected other legal matters in connection with the offering will be passed upon for us by the law firm of Luse Gorman Pomerenk & Schick, P.C., Washington, DC.  Arnold & Porter LLP, New York, New York, will pass upon certain legal matters for the underwriter.

EXPERTS

The consolidated financial statements of Bridge Bancorp, Inc. as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and the effectiveness of Bridge Bancorp, Inc.’s internal control over financial reporting as of December 31, 2012, included in our Annual Report on Form 10-K for the year ended December 31, 2012 and incorporated herein by reference, have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in its report which are incorporated herein by reference.  Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov and on our website (www.bridgenb.com) under the “Investor Relations” tab.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus supplement. This prospectus supplement is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, DC, as well as through the SEC’s internet website.

You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents (unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus). You can obtain documents incorporated by reference in this prospectus by contacting us at Corporate Secretary, Bridge Bancorp, Inc., 2200 Montauk Highway, Bridgehampton, New York 11932, telephone (631) 537-1000, or from our internet website at www.bridgenb.com. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into this prospectus supplement, the accompanying prospectus or the registration statement on Form S-3.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC.

SEC Filings	Period or Filing Date (as applicable)
Annual Report on Form 10-K	Year ended December 31, 2012

Quarterly Report on Form 10-Q	Quarter ended June 30, 2013 Quarter ended March 31, 2013

Current Reports on Form 8-K	September 30, 2013 September 13, 2013 August 23, 2013 July 3, 2013 June 4, 2013 May 6, 2013 April 4, 2013

Portions of our proxy statement for the annual meeting of shareholders held on May 3, 2013 that have been incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2012

April 2, 2013

The description of our common stock set forth in the registration statement on Form 8-A12B (No. 001-34096) and any amendment or report filed with the SEC for the purpose of updating this description	June 9, 2008

In addition, we also incorporate by reference all future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of our initial registration statement relating to the securities covered by this prospectus until the completion of the distribution of such securities. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on

Form 10-Q and current reports on Form 8-K (other than current reports or portions thereof furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.  The information incorporated by reference contains information about us and our financial condition and is an important part of this prospectus supplement and the accompanying prospectus.

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

PROSPECTUS

$75,000,000

Debt Securities

Common Stock

Preferred Stock

Depository Shares

Warrants

Purchase Contracts

Units

We may offer and sell from time to time up to $75 million of unsecured debt securities, which may consist of notes, debentures, or other evidences of indebtedness; shares of common stock; shares of preferred stock; depositary shares; purchase contracts; warrants to purchase other securities; and units consisting of any combination of the above securities.  This prospectus provides you with a general description of the securities listed above. Each time we offer any securities pursuant to this prospectus, we will provide you with a prospectus supplement, and, if necessary, a pricing supplement, that will describe the specific amounts, prices and terms of the securities being offered. These supplements may also add, update or change information contained in this prospectus. To understand the terms of the securities offered, you should carefully read this prospectus with the applicable supplements, which together provide the specific terms of the securities we are offering.

Our common stock is traded on the Nasdaq Global Select Market under the symbol “BDGE.”

This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement and any applicable pricing supplement for those securities.

You should read this prospectus and any supplements carefully before you invest. Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors,” on page 3 of this prospectus, in any prospectus supplement and in the documents we file with the SEC that are incorporated in this prospectus by reference for certain risks and uncertainties you should consider.

These securities are not deposits or obligations of a bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus or the prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 9, 2013.

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS

PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT

We may provide information to you about the securities we are offering in three separate documents that progressively provide more detail:

•                  this prospectus, which provides general information, some of which may not apply to your securities;

•                  a prospectus supplement, which describes the terms of the securities, some of which may not apply to your securities and which may not include information relating to the prices of the securities being offered; and

•                  if necessary, a pricing supplement, which describes the pricing terms of your securities.

If the terms of your securities vary among the pricing supplement, the prospectus supplement and the prospectus, you should rely on the information in the following order of priority:

•                  the pricing supplement, if any;

•                  the prospectus supplement; and

•                  this prospectus.

We include cross-references in this prospectus and the prospectus supplement to captions in these materials where you can find further related discussions. The following Table of Contents and the Table of Contents included in the prospectus supplement provide the pages on which these captions are located.

Unless indicated in the applicable prospectus supplement, we have not taken any action that would permit us to publicly sell these securities in any jurisdiction outside the United States. If you are an investor outside the United States, you should inform yourself about and comply with any restrictions as to the offering of the securities and the distribution of this prospectus.

i

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time offer and sell the debt securities, common stock, preferred stock, depositary shares, warrants, purchase contracts, or units consisting of a combination of any of the securities described in this prospectus in one or more offerings, up to a total dollar amount of $75 million.  This prospectus provides you with a general description of the securities covered by it. Each time we offer these securities, we will provide a prospectus supplement and, if necessary, a pricing supplement, that will contain specific information about the terms of the offer. The prospectus supplement and any pricing supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the prospectus supplement and any pricing supplement together with the additional information described under the heading “Where You Can Find More Information.”

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Bridge Bancorp,” the “Company,” “we,” “us,” “our” or similar references mean Bridge Bancorp, Inc., and references to the “Bank” mean The Bridgehampton National Bank.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document that we file separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document or in a more recent incorporated document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC.

SEC Filings	Period or Filing Date (as applicable)

Annual Report on Form 10-K	Year ended December 31, 2011

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2012; Quarter ended June 30, 2012; Quarter ended September 30, 2012

Current Reports on Form 8-K (in each case other than those portions furnished under Item 2.02 or 7.01 of Form 8-K)	April 5, 2012; May 8, 2012; May 15, 2012; June 27, 2012; July 5, 2012; October 3, 2012; November 27, 2012

The description of our common stock set forth in the registration statement on Form 8-A12B (No. 001-34096) and any amendment or report filed with the SEC for the purpose of updating this description	June 9, 2008

In addition, we also incorporate by reference all future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of our initial registration statement relating to the securities covered by this prospectus until the completion of the distribution of such securities. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than current reports furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.

The information incorporated by reference contains information about us and our financial condition and is an important part of this prospectus.

You can obtain any of the documents incorporated by reference in this document through us, or from the SEC through the SEC’s Internet site at www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at:

Corporate Secretary

Bridge Bancorp, Inc.

2200 Montauk Highway

P.O. Box 3005

Bridgehampton, New York 11932

(631) 537-1000

In addition, we maintain a corporate website, www.bridgenb.com.  We make available, through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. This reference to our website is for the convenience of investors as required by the SEC and shall not be deemed to incorporate any information on the website into this Registration Statement.

We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, those contained in this prospectus or in any of the materials that we have incorporated into this prospectus. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make statements in this prospectus and the documents incorporated into it by reference that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements, in addition to historical information, involve risk and uncertainties, and are based on the beliefs, assumptions and expectations of management of the Company.  Words such as “expects,” “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements.  Forward-looking statements speak only as of the date they are made.  Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possible materially, from those that we anticipated in our forward-looking statements and future results could differ materially from historical performance.

Factors that could cause future results to vary from current management expectations as reflected in our forward looking statements include, but are not limited to, changing economic  conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; expanded regulatory requirements as a result of the Dodd-Frank Act, which could adversely affect operating results; and other factors discussed elsewhere in this report, and in other reports filed by the Company with the Securities and Exchange Commission.

You should not place undue reliance on these forward-looking statements, which reflect our expectations only as of the date of this prospectus. We do not assume any obligation to revise forward-looking statements except as may be required by law.

RISK FACTORS

Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus, the prospectus supplement or any applicable pricing supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

OUR COMPANY

We are a New York corporation formed in 1988 to become the holding company for The Bridgehampton National Bank.  We are registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.  At September 30, 2012, we had total assets of $1.6 billion, deposits of $1.3 billion and total stockholders’ equity of $116.3 million.

The Bridgehampton National Bank was established in 1910 as a national banking association and is headquartered in Bridgehampton, New York. The Bank operates 21 retail branch locations in its primary market area of Suffolk County, and eastern Nassau County, Long Island.  Through this branch network and its electronic delivery channels, the Bank provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through the Bank’s wholly owned subsidiary, Bridge Abstract.  Bridge Investment Services, also a subsidiary of the Bank, offers financial planning and investment consultation.

Our principal executive offices are located at 2200 Montauk Highway, Bridgehampton, New York 11932, and our telephone number is (631) 537-1000.

Additional information about us and our subsidiaries is included in documents incorporated by reference in this prospectus. See “Where You Can Find More Information” on page 1 of this prospectus.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges were as follows for the periods presented:

	Nine Months Ended September 30,	Years Ended December 31,
	2012	2011	2010	2009	2008	2007

Ratios of Earnings to Fixed Charges:
Including deposit interest	3.29x	2.86x	2.61x	2.57x	2.34x	2.16x
Excluding deposit interest	8.83x	7.37x	6.63x	14.78x	17.30x	24.37x

For the purpose of computing the consolidated ratio of earnings to fixed charges, “earnings” consist of income before income taxes plus fixed charges. “Fixed charges” consist of interest on borrowings, including interest payments of the junior subordinated debentures underlying the Trust Preferred Securities issued by a subsidiary of the Company in December 2009, and one-third of rent expense, which approximates the interest component of rent expense. In addition, where indicated fixed charges includes interest on deposits.  We currently have no shares of preferred stock outstanding and have not paid any preferred stock dividends during the periods presented.  A statement setting forth details of the computation of the ratios of earnings to fixed charges is included as Exhibit 12.1 to the registration statement of which this prospectus is a part.

USE OF PROCEEDS

The Company intends to use the net proceeds from the sale of the securities for general corporate purposes unless otherwise indicated in the prospectus supplement relating to a specific issue of securities. The Company’s general corporate purposes will likely include support for organic growth, and may also include, among other things, financing possible acquisitions of branches or other financial institutions, diversification into other banking-related businesses, extending credit to, or funding investments in, our subsidiaries, repaying, reducing or refinancing indebtedness, or repurchasing our outstanding common stock.

The precise amounts and the timing of our use of the net proceeds will depend upon market conditions, our subsidiaries’ funding requirements, the availability of other funds and other factors. Until we use the net proceeds from the sale of any of the securities for general corporate purposes, we will use the net proceeds to reduce our indebtedness or for temporary investments. We expect that we will, on a recurrent basis, engage in additional financings as the need arises to finance our corporate strategies to support our growth, to fund our subsidiaries, or otherwise.

REGULATION AND SUPERVISION

As a bank holding company controlling the Bank, we are subject to the Bank Holding Company Act of 1956, as amended (“BHCA”), and the rules and regulations of the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) under the BHCA applicable to bank holding companies. We are required to file reports with, and otherwise comply with the rules and regulations of the Federal Reserve Board and the SEC.

Our banking subsidiary, The Bridgehampton National Bank, is a national bank organized under the laws of the United States of America. The lending, investment, and other business operations of the Bank are governed by federal law and regulations and the Bank is prohibited from engaging in any operations not specifically authorized by such laws and regulations. The Bank is subject to extensive regulation by the Office of the Comptroller of the Currency (“OCC”) and to a lesser extent by the Federal Deposit Insurance Corporation (“FDIC”), as its deposit insurer as well as by the Federal Reserve Board. The Bank’s deposit accounts are insured up to applicable limits by the FDIC under its Deposit Insurance Fund.

These regulatory authorities have extensive enforcement authority over the institutions that they regulate to prohibit or correct activities that violate law, regulation or a regulatory agreement or which are deemed to be unsafe or unsound banking practices. Enforcement actions may include the appointment of a conservator or receiver, the issuance of a cease and desist order, the termination of deposit insurance, the imposition of civil money penalties on the institution, its directors, officers, employees and institution-affiliated parties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the removal of or restrictions on directors, officers, employees and institution-affiliated parties, and the enforcement of any such mechanisms through restraining orders or other court actions. Any change in laws and regulations, whether by the OCC, the FDIC, the Federal Reserve Board or through legislation, could have a material adverse impact on us, our operations and our stockholders.

Because we are a holding company, our rights and the rights of our creditors and the holders of the securities we are offering under this prospectus to participate in the assets of any of our subsidiaries upon the subsidiary’s liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

In addition, dividends, loans and advances from the Bank to us are restricted by federal law.

For a discussion of the material elements of the regulatory framework applicable to bank holding companies and their subsidiaries, and specific information relevant to us and the Bank, you should refer to our Annual Report on Form 10-K for the year ended December 31, 2011, and any other subsequent reports filed by us with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the Deposit Insurance Fund that insures deposits of the Bank, rather than for the protection of security holders.

DESCRIPTION OF THE SECURITIES

This prospectus contains a summary of the debt securities, common stock, preferred stock, depositary shares, warrants, purchase contracts, and units that may be offered under this prospectus. The following summaries are not meant to be a complete description of each security.  However, this prospectus, the prospectus supplement and the pricing supplement, if applicable, contain the material terms and conditions for each security.  You should read these documents as well as the documents filed as exhibits to or incorporated by reference to this registration statement.  Capitalized terms used in this prospectus that are not defined will have the meanings given them in these documents.

Description of Debt Securities

General

We may issue senior debt securities or subordinated debt securities. Senior debt securities will be issued under an indenture, referred to as the “senior indenture,” and subordinated debt securities will be issued under a separate indenture, referred to in this Section as the “subordinated indenture.”  The senior indenture and the subordinated indenture are referred to in this section as the “indentures.”  The senior debt securities and the subordinated debt securities are referred to in this section as the “debt securities.”  The debt securities will be our direct unsecured general obligations.

This prospectus describes the general terms and provisions of the debt securities.  When we offer to sell a particular series of debt securities, we will describe the specific terms of the securities in a supplement to this prospectus.  The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

The following briefly describes the general terms and provisions of the debt securities and the indentures.  We have not restated these indentures in their entirety in this description. We have filed the forms of the indentures, including the forms of debt securities, as exhibits to the registration statement of which this prospectus is a part. We urge you to read the indentures, because they, and not this description, control your rights as holders of the debt securities. The following description of the indentures is not complete and is subject to, and qualified in its entirety by reference to, all the provisions in the respective indentures. In the summary below, we have included references to section numbers of the applicable indenture so that you can easily locate these provisions. Capitalized terms used in the summary have the meanings specified in the indentures.

Neither indenture limits the amount of debt securities that we may issue under the indenture from time to time in one or more series. We may in the future issue debt securities under either indenture. At the date of this prospectus, we had not issued any debt securities under either indenture.

Neither indenture contains provisions that would afford holders of debt securities protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at that time or otherwise adversely affect our capital structure or credit rating.

The debt securities will be our exclusive obligations. Neither indenture requires our subsidiaries to guarantee the debt securities. As a result, the holders of debt securities will generally have a junior position to claims of all creditors and preferred shareholders of our subsidiaries.

Terms of Each Series of Debt Securities Provided in the Prospectus Supplement

A prospectus supplement and any supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•                 the form and title of the debt securities;

•                 whether the debt securities are senior debt securities or subordinated debt securities and the terms of subordination;

•                 the principal amount of the debt securities;

•                 the denominations in which the debt securities will be issued;

•                 the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

•                 the currency or currency unit in which the debt securities will be paid, if not U.S. dollars;

•                 any right we may have to defer payments of interest by extending the dates payments are due and whether interest on those deferred amounts will be payable as well;

•                 the place where the principal of, and premium, if any, and interest on any debt securities will be payable;

•                 the date or dates on which the debt securities will be issued and the principal, and premium, if any, of the debt securities will be payable;

•                 the rate or rates which the debt securities will bear interest and the interest payment dates for the debt securities;

•                 any mandatory or optional redemption provisions;

•                 the terms, if any, upon which the debt securities are convertible into other securities of ours or another issuer and the terms and conditions upon which any conversion will be effected, including the initial conversion price or rate, the conversion period and any other provisions in addition to or instead of those described in this prospectus;

•                 any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•                 any deletion from, changes of or additions to the covenants or the Events of Default (as defined below) under “Provisions in Both Indentures — Events of Default and Remedies”;

•                 any changes to the terms and condition upon which the debt securities can be defeased or discharged;

•                 any restriction or other provision with respect to the transfer or exchange of the debt securities;

•                 the identity of any other trustee, paying agent and security registrar, if other than the trustee; and

•                 any other terms of the debt securities (Section 301).

We will maintain in each place specified by us for payment of any series of debt securities an office or agency where debt securities of that series may be presented or surrendered for payment, where debt securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities of that series and the related indenture may be served (Section 1002).

Debt securities may be issued under an indenture as original issue discount securities to be offered and sold at a substantial discount below their principal amount. Material federal income tax, accounting and other considerations applicable to any such original issue discount securities will be described in any related prospectus supplement. “Original issue discount security” means any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof as a result of the occurrence of an Event of Default and the continuation thereof (Section 101).

Provisions Only in the Senior Indenture

Payment of the principal, premium, if any, and interest on the senior debt securities will rank equally in right of payment with all of our other unsecured senior debt.

Provisions Only in the Subordinated Indenture

Payment of the principal, premium, if any, and interest on the subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to prior payment in full of all of our senior indebtedness, including senior debt securities and other debt to the extent described in a prospectus supplement. (Section 1401 of the subordinated indenture.)

Subordinated Debt Securities Intended to Qualify as Tier 2 Capital

Unless otherwise stated in the applicable prospectus supplement, it is currently intended that the subordinated debt securities will qualify as Tier 2 Capital under the guidelines established by the Federal Reserve for bank holding companies. The guidelines set forth specific criteria for subordinated debt to qualify as Tier 2 Capital. Among other things, the subordinated debt must:

•                 be unsecured;

•                 have an average maturity of at least five years;

•                 be subordinated in right of payment;

•                 not contain provisions permitting the holders of the debt to accelerate payment of principal prior to maturity except in the event of bankruptcy of the issuer;

•                 not contain provisions permitting the issuer of the debt to redeem the security prior to the maturity date without prior approval of the Federal Reserve; and

•                 not contain provisions that would adversely affect liquidity or unduly restrict management’s flexibility to operate the organization, particularly in times of financial difficulty, such as limitations on additional secured or senior borrowings, sales or dispositions of assets or changes in control.

Provisions in Both Indentures

Consolidation, Merger or Asset Sale

Each indenture generally allows us to consolidate or merge with a domestic person, association or entity. They also allow us to sell, lease or transfer our property and assets substantially as an entirety to a domestic person, association or entity. If this happens, the remaining or acquiring person, association or entity must assume all of our responsibilities and liabilities under the indentures including the payment of all amounts due on the debt securities and performance of the covenants in the indentures.

However, we will only consolidate or merge with or into any other person, association or entity or sell, lease or transfer our assets substantially as an entirety according to the terms and conditions of the indentures, which require that:

•             the remaining or acquiring person, association or entity is organized under the laws of the United States, any state within the United States or the District of Columbia;

•             the remaining or acquiring person, association or entity assumes our obligations under the indentures; and

•             immediately after giving effect to the transaction, no Default or Event of Default, as defined below, shall have occurred and be continuing.

The remaining or acquiring person, association or entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor may exercise our rights and powers under the indentures, in our name or in its own name. If we sell or transfer all or substantially all of our assets, we will be released from all our liabilities and obligations under any indenture and under the debt securities. If we lease all or substantially all of our assets, we will not be released from our obligations under the indentures. (Sections 801 and 802)

Events of Default and Remedies

In the indentures, Default with respect to any series of debt securities means any event which is, or after notice or lapse of time or both would become, an Event of Default.

In the indentures, Event of Default with respect to any series of debt securities means any of the following:

•                 failure to pay the principal of or any premium on any debt security of that series when due;

•                 failure to pay interest on any debt security of that series for 30 days;

•                 subject to certain exceptions, failure to perform any other covenant in the indenture, other than a covenant default in the performance of which has expressly been included in the indenture solely for the benefit of series of debt securities other than that series, that continues for 90 days after being given written notice as specified in the indenture;

•                 our bankruptcy, insolvency or reorganization; or

•                 any other Event of Default included in any indenture or supplemental indenture. (Section 501)

If an Event of Default with respect to a series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of all of the outstanding debt securities of a particular series may declare the principal of all the debt securities of that series to be due and payable. When such declaration is made, such amounts will be immediately due and payable. The holders of a majority in principal amount of the outstanding debt securities of such series may rescind such declaration and its consequences if all existing Events of Default have been cured or waived, other than nonpayment of principal or interest that has become due solely as a result of acceleration. (Section 502)

Holders of a series of debt securities may not enforce the indenture or the series of debt securities, except as provided in the indenture or a series of debt securities. (Section 507) The trustee may require indemnity satisfactory to it before it enforces the indenture or such series of debt securities. (Section 603) Subject to certain limitations, the holders of a majority in principal amount of the outstanding debt securities of a particular series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power of the trustee. (Section 512) The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders. (Section 602)

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. Further, an Event of Default under the debt securities of any series will not necessarily constitute an event of default under our other indebtedness or vice versa.

Modification of Indentures

Under each indenture, generally we and the trustee may modify our rights and obligations and the rights of the holders with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of any series affected by the modification, voting as one class. No modification of the principal or interest payment terms, no modification reducing the percentage required for modifications and no modification impairing the right to institute suit for the payment on debt securities of any series when due, is effective against any holder without its consent. (Section 902)

In addition, we and the trustee may amend the indentures without the consent of any holder of the debt securities to make certain technical changes, such as:

•                    curing ambiguities or correcting defects or inconsistencies;

•                    evidencing the succession of another person to us, and the assumption by that successor of our obligations under the applicable indenture and the debt securities of any series;

•                    providing for a successor trustee;

•                    qualifying the indentures under the Trust Indenture Act of 1939, as amended, which we refer to in this prospectus as the “Trust Indenture Act”;

•                    complying with the rules and regulations of any securities exchange or automated quotation system on which debt securities of any series may be listed or traded; or

•                    adding provisions relating to a particular series of debt securities. (Section 901)

Discharging Our Obligations

We may choose either to discharge our obligations on the debt securities of any series in a legal defeasance, or to release ourselves from our covenant restrictions on the debt securities of any series in a covenant defeasance. We may do so at any time on the 91st day after we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If we choose the legal defeasance option, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities, conversion or exchange of debt securities, sinking fund payments and receipt of principal and interest on the original stated due dates or specified redemption dates. (Section 1302)

We may discharge our obligations on the debt securities of any series or release ourselves from covenant restrictions only if we meet certain requirements. Among other things, we must deliver an opinion of our legal counsel that the discharge will not result in holders having to recognize taxable income or loss or subject them to different tax treatment. In the case of legal defeasance, this opinion must be based on either an IRS letter ruling or change in federal tax law. We may not have a default on the debt securities discharged on the date of deposit. The discharge may not violate any of our agreements. The discharge may not result in our becoming an investment company in violation of the Investment Company Act of 1940.

Information Concerning the Indenture Trustee

Under provisions of the indentures and the Trust Indenture Act, if a trustee has or shall acquire a conflicting interest within the meaning of the Trust Indenture Act, the trustee shall either eliminate such interest or resign in the manner provided by the indentures. Any resignation will require the appointment of a successor trustee under the applicable indenture in accordance with its terms and conditions.

The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series. (Section 610)

Each indenture contains certain limitations on the right of the trustee thereunder, in the event that it becomes our creditor, to obtain payment of claims in some cases, or to realize on property received in respect of any such claim, as security or otherwise. (Section 613)

The trustee is required to submit an annual report to the holders of the debt securities regarding, among other things, the trustee’s eligibility to serve, the priority of the trustee’s claims regarding certain advances made by it, and any action taken by the trustee materially affecting the debt securities.

Each indenture provides that, in addition to other certificates or opinions that may be specifically required by other provisions of an indenture, every application by us for action by the trustee shall be accompanied by a certificate of our officers and an opinion of counsel, who may be our counsel, stating that, in the opinion of the signers, we have complied with all conditions precedent to the action. (Section 102)

No Personal Liability of Officers, Directors, Employees or Shareholders

Our officers, directors, employees and shareholders will not have any liability for our obligations under the indentures or the debt securities by way of his or her status. Each holder of debt securities, by accepting a debt security, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities.

Form, Denominations and Registration; Global Securities; Book Entry Only System

Unless otherwise indicated in a prospectus supplement, the debt securities of a series will be issued only in fully registered form, without coupons, in denominations of $1,000 or integral multiples thereof. (Section 302) You will not have to pay a service charge to transfer or exchange debt securities of a series, but we may require you to pay for taxes or other governmental charges due upon a transfer or exchange. (Section 305)

Unless otherwise indicated in a prospectus supplement, each series of debt securities will be deposited with, or on behalf of, The Depository Trust Company, or DTC, or any successor depositary, which we call a “depositary”, and will be represented by one or more global notes registered in the name of Cede & Co., as nominee of DTC. The interests of beneficial owners in the global notes will be represented through financial institutions acting on their behalf as direct or indirect participants in DTC. See “Description of Global Securities,” for the procedures for transfer of interests in securities held in global form.

Description of Common Stock

We are authorized to issue 22,000,000 shares of capital stock, 20,000,000 of which are shares of common stock, par value of $0.01 per share, and 2,000,000 of which are shares of preferred stock, par value of $0.01 per share.  As of December 19, 2012, we had 8,804,166 shares of common stock outstanding, and no shares of preferred stock outstanding.

Each share of common stock has the same relative rights as, and is identical in all respects to, each other share of common stock.

Dividends

The holders of our common stock are entitled to receive and share equally in such dividends, if any, declared by the board of directors out of funds legally available therefor.  Under the New York Business Corporation Law, we may pay dividends on our outstanding shares except when the Company is insolvent or would be made insolvent by the dividend. In addition, we may pay dividends out of surplus only, so that our net assets remaining after such payment shall at least equal the amount of stated capital.  If we issue preferred stock, the holders thereof may have a priority over the holders of our common stock with respect to dividends.

Voting Rights

The holders of our common stock are generally entitled to one vote per share.  Holders of our common stock are not entitled to cumulate their votes in the election of directors.

Liquidation

In the event of our liquidation, dissolution or winding up, the holders of our common stock would be entitled to receive, after payment or provision for payment of all our debts and liabilities and the holders of any preferred stock, all of our assets available for distribution.

No Preemptive or Redemption Rights

Holders of our common stock are not entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Provisions in Our Certificate of Incorporation, Our Bylaws and Federal Law Affecting Our Shareholders

Our certificate of incorporation and bylaws contain a number of provisions relating to corporate governance and rights of shareholders that might discourage future takeover attempts. As a result, shareholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of our board of directors or management more difficult.  Such provisions include, among others, the requirement of a supermajority vote of shareholders to approve certain business combinations and other corporate actions, special procedural rules for certain business combinations, a classified board of directors, restrictions on the calling of special meetings of shareholders that do not provide for the calling of special meetings by the shareholders, and a provision in our certificate of incorporation allowing the board of directors to oppose a tender or other offer for our securities, including through the issuance of authorized but unissued securities or treasury stock or granting stock options, based on a wide range of considerations.  The foregoing is qualified in its entirety by reference to our certificate of incorporation and bylaws, both of which are on file with the SEC.

The Bank Holding Company Act generally would prohibit any company that is not engaged in financial activities and activities that are permissible for a bank holding company or a financial holding company from acquiring control of us. “Control” is generally defined as ownership of 25% or more of the voting stock or other exercise of a controlling influence. In addition, any existing bank holding company would need the prior approval of the Federal Reserve before acquiring 5% or more of our voting stock.  The Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring control of a bank holding company unless the Federal Reserve has been notified and has not objected to the transaction.  Under a rebuttable presumption established by the Federal Reserve, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as us, could constitute acquisition of control of the bank holding company.

Description of Preferred Stock

The following summary contains a description of the general terms of the preferred stock that we may issue. The specific terms of any series of preferred stock will be described in the prospectus supplement relating to that series of preferred stock. The terms of any series of preferred stock may differ from the terms described below. Certain provisions of the preferred stock described below and in any prospectus supplement are not complete. You should refer to the amendment to our certificate of incorporation or the certificate of amendment pursuant to applicable New York State law with respect to the establishment of a series of preferred stock which will be filed with the SEC in connection with the offering of such series of preferred stock.

General

Our certificate of incorporation permits our board of directors to authorize the issuance of up to 2,000,000 shares of preferred stock, par value $0.01, in one or more series, without stockholder action. The board of directors can fix the number of shares to be included in each such series, and the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. Therefore, without stockholder approval, our board of directors can authorize the issuance of preferred stock with voting, dividend, liquidation and conversion and other rights that could dilute the voting power of the common stock and may assist management in impeding any unfriendly takeover or attempted change in control. None of our preferred stock is currently outstanding.

The preferred stock has the terms described below unless otherwise provided in the prospectus supplement relating to a particular series of the preferred stock. You should read the prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including:

•                 the designation and stated value per share of the preferred stock and the number of shares offered;

•                 the amount of liquidation preference per share;

•                 the price at which the preferred stock will be issued;

•                 the dividend rate, or method of calculation, the dates on which dividends will be payable, whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will commence to accumulate;

•                 any redemption or sinking fund provisions;

•                 any conversion provisions; and

•                 any other rights, preferences, privileges, limitations and restrictions on the preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, each series of the preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of preferred stock. The rights of holders of shares of each series of preferred stock will be subordinate to those of our general creditors.

We may, at our option, with respect to any series of the preferred stock, elect to offer fractional interests in shares of preferred stock, which we call depositary shares.  See “Description of Depositary Shares,” below.

Rank

Any series of the preferred stock will, with respect to the priority of the payment of dividends and the priority of payments upon liquidation, winding up and dissolution, rank:

•                     senior to all classes of common stock and all equity securities issued by us the terms of which specifically provide that the equity securities will rank junior to the preferred stock (the junior securities);

•                     equally with all equity securities issued by us the terms of which specifically provide that the equity securities will rank equally with the preferred stock (the parity securities); and

•                     junior to all equity securities issued by us the terms of which specifically provide that the equity securities will rank senior to the preferred stock.

Dividends

Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, cash dividends at such rates and on such dates described, if any, in the prospectus supplement. Different series of preferred stock may be entitled to dividends at different rates or based on different methods of calculation. The dividend rate may be fixed or variable or both. Dividends will be payable to the holders of record as they appear on our stock books on record dates fixed by our board of directors, as specified in the applicable prospectus supplement.

Dividends on any series of the preferred stock may be cumulative or noncumulative, as described in the applicable prospectus supplement. If our board of directors does not declare a dividend payable on a dividend payment date on any series of noncumulative preferred stock, then the holders of that noncumulative preferred stock will have no right to receive a dividend for that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on that series are declared payable on any future dividend payment dates. Dividends on any series of cumulative preferred stock will accrue from the date we initially issue shares of such series or such other date specified in the applicable prospectus supplement.

No full dividends may be declared or paid or funds set apart for the payment of any dividends on any parity securities unless dividends have been paid or set apart for payment on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with the parity securities. No dividends may be declared or paid or funds set apart for the payment of dividends on any junior securities unless full cumulative dividends for all dividend periods terminating on or prior to the date of the declaration or payment will have been paid or declared and a sum sufficient for the payment set apart for payment on the preferred stock.

Our ability to pay dividends on our preferred stock is limited by the New York State Business Corporation Law.

Rights Upon Liquidation

If we dissolve, liquidate or wind up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive, before any payment or distribution of assets is made to holders of junior securities, liquidating distributions in the amount described in the prospectus supplement relating to that series of the preferred stock, plus an amount equal to accrued and unpaid dividends and, if the series of the preferred stock is cumulative, for all dividend periods prior to that point in time. If the amounts payable with respect to the preferred stock of any series and any other parity securities are not paid in full, the holders of the preferred stock of that series and of the parity securities will share proportionately in the distribution of our assets in proportion to the full liquidation preferences to which they are entitled. After the holders of preferred stock and the parity securities are paid in full, they will have no right or claim to any of our remaining assets.

Because we are a bank holding company, our rights, the rights of our creditors and of our stockholders, including the holders of the preferred stock offered by this prospectus, to participate in the assets of any subsidiary upon the subsidiary’s liquidation or recapitalization may be subject to the prior claims of the subsidiary’s creditors except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary.

Redemption

We may provide that a series of the preferred stock may be redeemable, in whole or in part, at our option.  In addition, a series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund or otherwise. The redemption provisions that may apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be described in the prospectus supplement.

In the event of partial redemptions of preferred stock, whether by mandatory or optional redemption, our board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable.

On or after a redemption date, unless we default in the payment of the redemption price, dividends will cease to accrue on shares of preferred stock called for redemption. In addition, all rights of holders of the shares will terminate except for the right to receive the redemption price.

Unless otherwise specified in the applicable prospectus supplement for any series of preferred stock, if any dividends on any other series of preferred stock ranking equally as to payment of dividends and liquidation rights with such series of preferred stock are in arrears, no shares of any such series of preferred stock may be redeemed, whether by mandatory or optional redemption, unless all shares of preferred stock are redeemed, and we will not purchase any shares of such series of preferred stock. This requirement, however, will not prevent us from acquiring such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

Voting Rights

Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as otherwise required by law or in our certificate of organization.

Exchangeability

The terms on which shares of preferred stock of any series may be converted into or exchanged for another class or series of securities will be described in the applicable prospectus supplement.

Unless otherwise indicated in a prospectus supplement, each series of preferred stock may be deposited with, or on behalf of, DTC or any successor depositary and represented by one or more global securities registered in the name of Cede & Co., as nominee of DTC.  The interests of beneficial owners in the global securities will be represented through financial institutions acting on their behalf as direct or indirect participants in DTC. See “Description of Global Securities” for the procedures for transfer of interests in securities held in global form.

Description of Depositary Shares

General

We may, at our option, elect to offer fractional shares of preferred stock, which we call depositary shares, rather than full shares of preferred stock. If we do, we will issue to the public receipts, called depositary receipts, for depositary shares, each of which will represent a fraction, to be described in the prospectus supplement, of a share of a particular series of preferred stock.

The shares of any series of preferred stock represented by depositary shares will be deposited with a depositary named in the prospectus supplement. Unless otherwise provided in the prospectus supplement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares in proportion to the numbers of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

Withdrawal of Stock

Unless the related depositary shares have been previously called for redemption, upon surrender of the depositary receipts at the office of the depositary, the holder of the depositary shares will be entitled to delivery, at the office of the depositary to or upon his or her order, of the number of whole shares of the preferred stock and any money or other property represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. In no event will the depositary deliver fractional shares of preferred stock upon surrender of depositary receipts.

Redemption of Depositary Shares

Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock so redeemed, so long as we have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accumulated and unpaid dividends on the preferred stock to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable on the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata or by any other equitable method as may be determined by the depositary.

After the date fixed for redemption, depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of depositary shares will cease, except the right to receive the moneys payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon redemption upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting the Depositary Shares

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts relating to that preferred stock. The record date for the depositary receipts relating to the preferred stock will be the same date as the record date for the preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by the depositary shares in accordance with those instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote any shares of preferred stock except to the extent it receives specific instructions from the holders of depositary shares representing that number of shares of preferred stock.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may remove the depositary at any time. Any resignation or removal of the depositary will take effect upon our appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Notices

The depositary will forward to holders of depositary receipts all notices, reports and other communications, including proxy solicitation materials received from us, which are delivered to the depositary and which we are required to furnish to the holders of the preferred stock.

Limitation of Liability

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our obligations. Our obligations and those of the depositary will be limited to performance in good faith of our and their duties thereunder. We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Description of Warrants

We may issue warrants to purchase debt securities, preferred stock, depositary shares or common stock. We may offer warrants separately or together with one or more additional warrants, debt securities, preferred stock, depositary shares or common stock, or any combination of those securities in the form of units, as described in the appropriate prospectus supplement. If we issue warrants as part of a unit, the accompanying prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants’ expiration date. Below is a description of certain general terms and provisions of the warrants that we may offer. Further terms of the warrants will be described in the prospectus supplement.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•                  the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•                  the currency or currency units in which the offering price, if any, and the exercise price are payable;

•                  the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•                  any applicable anti-dilution provisions;

•                  any applicable redemption or call provisions;

•                  the circumstances under which the warrant exercise price may be adjusted;

•                  whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•                  any applicable material United States federal income tax consequences;

•                  the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•                  the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•                  the designation and terms of the debt securities, preferred stock, depositary shares or common stock purchasable upon exercise of the warrants;

•                  the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the warrants;

•                  if applicable, the designation and terms of the debt securities, preferred stock, depositary shares or common stock with which the warrants are issued and the number of warrants issued with each security;

•                  if applicable, the date from and after which the warrants and the related debt securities, preferred stock, depositary shares or common stock will be separately transferable;

•                  the principal amount of debt securities, the number of shares of preferred stock, the number of depositary shares or the number of shares of common stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;

•                  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•                  information with respect to book-entry procedures, if any;

•                  the antidilution provisions of the warrants, if any;

•                  any redemption or call provisions;

•                  whether the warrants are to be sold separately or with other securities as parts of units; and

•                  any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Description of Purchase Contracts

We may issue purchase contracts, including purchase contracts issued as part of a unit with one or more other securities, for the purchase or sale of our debt securities, preferred stock, depositary shares or common stock. The price of our debt securities or price per share of common stock, preferred stock or depositary shares, as applicable, may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula contained in the purchase contracts. We may issue purchase contracts in such amounts and in as many distinct series as we wish.

The applicable prospectus supplement may contain, where applicable, the following information about the purchase contracts issued under it:

•                  whether the purchase contracts obligate the holder to purchase or sell, or both, our debt securities, common stock, preferred stock or depositary shares, as applicable, and the nature and amount of each of those securities, or method of determining those amounts;

•                  whether the purchase contracts are to be prepaid or not;

•                  whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common stock or preferred stock;

•                  any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

•                  United States federal income tax considerations relevant to the purchase contracts; and

•                  whether the purchase contracts will be issued in fully registered global form.

The applicable prospectus supplement will describe the terms of any purchase contracts.  The preceding description and any description of purchase contracts in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the purchase contract agreement and, if applicable, collateral arrangements and depositary arrangements relating to such purchase contracts.

Description of Units

We may issue units comprised of two or more of the other securities described in this prospectus in any combination.  Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit.  Thus, the holder of a unit will have the rights and obligations of a holder of each included security.  The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

•                  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•                  any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;

•                  the terms of the unit agreement governing the units;

•                  United States federal income tax considerations relevant to the units; and

•                  whether the units will be issued in fully registered or global form.

The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the form of unit agreement which will be filed with the SEC in connection with the offering of such units, and, if applicable, collateral arrangements and depositary arrangements relating to such units.

GLOBAL SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, securities other than common stock will be issued in the form of one or more global certificates, or “global securities,” registered in the name of a depositary or its nominee.  Unless otherwise indicated in the applicable prospectus supplement, the depositary will be The Depository Trust Company, commonly referred to as DTC, and the securities will be registered in the name of Cede & Co. No person that acquires a beneficial interest in those securities will be entitled to receive a certificate representing that person’s interest in the securities except as described herein or in the applicable prospectus supplement.  Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders of securities issued in global form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.  DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of certificates.  DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations.  DTC is a wholly owned subsidiary of the Depository Trust & Clearing Corporation, or DTCC.  DTCC, in turn, is owned by a number of DTC’s participants and subsidiaries of DTCC as well as by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the Financial Industry Regulatory Authority, Inc. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.  The rules applicable to DTC and DTC participants are on file with the SEC.

Persons that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, securities may do so only through participants and indirect participants.  Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by our designated agent to Cede & Co., as nominee for DTC. DTC will forward such payments to its participants, who will then forward them to indirect participants or holders.  Holders will not be recognized by the relevant registrar, transfer agent, trustee or warrant agent as registered holders of the securities entitled to the benefits of our certificate of incorporation or the applicable indenture, warrant agreement or other applicable security.  Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

Under the rules, regulations and procedures creating and affecting DTC and its operations as currently in effect, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants.  DTC rules require participants and indirect participants with which beneficial securities owners have accounts to make book-entry transfers and receive and transmit payments on behalf of their respective account holders.

Because DTC can act only on behalf of participants, who in turn act only on behalf of participants or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in global form to pledge such securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for these securities.

DTC will take any action permitted to be taken by a registered holder of any securities under our certificate of incorporation or the relevant indenture, warrant agreement, or other applicable security only at the direction of one or more participants to whose accounts with DTC such securities are credited.

Unless otherwise indicated in the applicable prospectus supplement, a global security will be exchangeable for the relevant definitive securities registered in the names of persons other than DTC or its nominee only if:

•                    DTC notifies us that it is unwilling or unable to continue as depositary for that global security or if DTC ceases to be a clearing agency registered under the Exchange Act when DTC is required to be so registered;

•                    we execute and deliver to the relevant registrar, transfer agent, trustee and/or warrant agent an order complying with the requirements of the applicable indenture, warrant agreement, or other security that the global security will be exchangeable for definitive securities in registered form; or

•                    there has occurred and is continuing a default in the payment of any amount due in respect of the securities or, in the case of debt securities, an event of default or an event that, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to these debt securities.

Any global security that is exchangeable under the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

Upon the occurrence of any event described in the preceding paragraph, DTC is generally required to notify all participants of the availability of definitive securities.  Upon DTC surrendering the global security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee or warrant agent, as the case may be, will reissue the securities as definitive securities, and then such persons will recognize the holders of such definitive securities as registered holders of securities entitled to the benefits of our certificate of incorporation or the relevant indenture, warrant agreement or other security.

Redemption notices will be sent to Cede & Co. as the registered holder of the global securities.  If less than all of a series of securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

Except as described above, the global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depositary we appoint.  Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a global security evidencing all or part of any securities unless the beneficial interest is in an amount equal to an authorized denomination for these securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof.  None of us, any trustees, any registrar and transfer agent or any warrant agent, or any agent of any of them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds.  In contrast, beneficial interests in a global security, in some cases, may trade in the DTC’s same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by DTC to settle in immediately available funds.  There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests.  Also, settlement for purchases of beneficial interests in a global security upon the original issuance of the security may be required to be made in immediately available funds.

PLAN OF DISTRIBUTION

We may sell our securities in any of three ways (or in any combination thereof):

•                    through underwriters or dealers;

•                    directly to purchasers; or

•                    through agents.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement that contains the specific terms of the offering.  The prospectus supplement will set forth the terms of the offering of such stock, including:

•                    the name or names of any underwriters, dealers or agents and the type and amounts of securities underwritten or purchased by each of them;

•                    the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•                    any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters.  Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent.  The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We may sell the securities through agents from time to time.  The prospectus supplement will name any agent involved in the offer or sale of our securities and any commissions we pay to them.  Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.  The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions or discounts we pay for solicitation of these contracts.

Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.  Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions.  If the applicable prospectus supplement indicates in connection with those derivatives then the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions.  If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities.  The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment).

LEGAL OPINIONS

The validity of the securities offered hereby will be passed upon for us by Luse Gorman Pomerenk & Schick, P.C., Washington, D.C.

EXPERTS

The consolidated financial statements of Bridge Bancorp, Inc. as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, and the effectiveness of Bridge Bancorp, Inc.’s internal control over financial reporting as of December 31, 2011, have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as set forth in their report appearing in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and incorporated herein by reference.  Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                         Shares

Common Stock

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager

Co-Manager

October     , 2013